UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOLEIL CAPITAL L.P.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation or organization)

6282
(Primary Standard Industrial Classification Code Number)

45-1740641
(I.R.S. Employer Identification Number)

725 W. 50th St. Miami Beach, FL 33140 (305)-537-6607
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  []

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer		Accelerated filer
Non-Accelerated Filer	(Do not check if smaller reporting company)	Smaller reporting company	X

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	[]
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	[]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Units Representing Limited Partner Interests	2,625,425 common units	$1.50	$3,938,137.50	$457.22

(c) The registration fee is calculated in accordance with Rule 457(f)(1) Upon the basis of the market value of the securities in the exchange transaction as established by the last sale reported in the in the over the counter market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

     This registration statement is being filed in connection with the conversion of Jobsinsite, Inc. a Delaware corporation ("Jobsinsite," "JOBI" or the "Company") into Soleil Capital L.P. a Delaware limited partnership ("Soleil," "Soleil Capital" or the "Limited Partnership.") Soleil Capital L.P. is managed by Soleil Capital Management L.L.C. a Delaware Limited Liability Company ("Soleil Capital Management"). As a result of the conversion, one unit of limited partnership interest in Soleil Capital will be issued for each share of Jobsinsite common stock outstanding immediately prior to the conversion.

     This registration is being filed by Soleil Capital L.P. formerly Jobsinsite due to its inability to rely on the exemption provided by Rule 145 to effect the exchange of Jobsinsite's shares of common stock into Soleil's limited partnership units. The exchange of common shares for limited partnership interests is considered, by the United States Securities and Exchange Commission, a material change in shareholder rights, and as such in accordance with Rule 145 a "sale" is deemed to occur and which therein necessitates the filing of a registration statement to cause the exchange and to be able to deliver unrestricted securities to our shareholders.

    The decision to execute the change from a corporation to a limited partnership is a result of a change of management and control of the Company and the current management's adoption of a plan of action for the company moving forward.

The information in this prospectus is not complete and may be changed. We may not sell the securities discussed herein until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION-DATED ____________, 2011

JOBSINSITE, INC.	SOLEIL CAPITAL L.P.

This prospectus is being furnished to the stockholders of Jobsinsite, Inc., a Delaware corporation ("JOBI"), in connection with the issuance of the limited partnership units of Soleil Capital L.P., subsequent to a conversion under section 17-217 of the Limited Partnership Act under Delaware law. The effect of which was to convert the company from a corporation to a limited partnership. Soleil Capital L.P. will be managed by Soleil Capital Management L.L.C. a Delaware Limited Liability Company.

As a result of the conversion, one unit of limited partnership interest in Soleil Capital L.P will be issued for each share of Jobsinsite, Inc. common stock outstanding immediately prior to the conversion. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. We will pay for the expenses of this offering.

Our Common stock is currently listed on the over the counter bulletin board market under the stock ticker symbol "JOBI." Subsequent to a declaration of effectiveness of this registration statement we will exchange our common stock with our limited partnership units. There is currently no established public trading market for our common stock and we do not expect such a market to develop subsequent to the issuance of our limited partnership units.

This document gives you detailed information about the conversion, the common units you will receive and our general partner's operational plans for our company. You are encouraged to read this document carefully.

We urge you to read this prospectus and the documents incorporated by reference into this prospectus, carefully and in its entirety; in particular, see "Risk Factors" beginning on page 10.

These risks include the following:

  Soleil Capital L.P. is managed by our general partner, which is owned by our senior managing director. Our common unitholders will have only limited voting rights and will have no right to elect our general partner or its directors.
  Immediately following this offering, our existing owners will generally have sufficient voting power to determine the outcome of those few matters that may be submitted for a vote of our limited partners, including any attempt to remove our general partner.
  The partnership agreement of Soleil Capital L.P. limits the liability of, and reduces or eliminates the duties (including fiduciary duties) owed by, our general partner to our common unitholders and restricts the remedies available to common unitholders for actions that might otherwise constitute breaches of our general partner's duties.
  We depend on our founder and senior managing director, and our future success and growth depends to a substantial degree on our ability to strategically recruit, retain and motivate new talented personnel.
  Members of the United States Congress have introduced legislation that would, if enacted, preclude us from qualifying for treatment as a partnership for U.S. federal income tax purposes under the publicly traded partnership rules. If this or any similar legislation or regulation were to be enacted and to apply to us, we would incur a material increase in our tax liability, which could well result in a reduction in the value of our common units.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated ____________, __ 2011

ADDITIONAL INFORMATION

This prospectus incorporates important business and financial information about Soleil Capital L.P. that is not included or delivered with this document. You may obtain this information without charge through the Securities and Exchange Commission ("SEC") website (www.sec.gov.) For additional details about where you can find information about Soleil Capital L.P., see "Where You Can Find More Information" on page 44.

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. We have not authorized anyone to provide you with additional or different information. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common units.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this consent solicitation/prospectus, including information incorporated by reference, are not statements of historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Examples of forward-looking statements, include, but are not limited to: (i) projections of revenues, income or loss, earnings or loss per share, cash flow, the payment or non-payment of dividends, capital structure, and other financial items, (ii) statements of plans and objectives by management or our general partner and its boards of directors including those relating to the expected operation and management of Soleil Capital L.P., sometimes referred to herein as "Soleil," "Soleil Capital," "we," "our" and or "us," following the Conversion and expected benefits and operations following the Conversion, (iii) statements of future economic performance and (iv) statements of assumptions underlying such statements. Words such as "anticipates," "believes," "expects," "future," "intends," "targeted," "may," "will" and similar expressions are used to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements reflect our manager's current expectations, are inherently uncertain and are subject to known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those contemplated by the forward-looking statements for a variety of reasons. Factors that could cause future results to differ materially from expected results include, but are not limited to: the effect of regulatory approvals, the potential inability to successfully operate or develop Soleil's businesses, including the potential inability to raise capital, attract qualified managers and employees, identify and enter into successful investment opportunities, management of growth, potential fluctuations in operating results, international growth and expansion, the outcomes of legal proceedings and claims. Other risks and uncertainties include, among others, risks related to government regulation and taxation, market liquidity, and availability of capital. In addition, the current global economic climate amplifies many of these risks. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management's expectations, are described in greater detail in "Risk Factors" beginning on page 11.

Such forward-looking statements speak only as of the date on which such statements are made, and neither Soleil Capital L.P. nor our general partner, Soleil Capital management LLC undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events.

SUMMARY

This summary highlights selected information in this document and may not contain all of the information that is important to you. You should carefully read this entire document, including its annexes and exhibits, and the documents incorporated by reference into this document for a more complete understanding of the matters to be considered at the special meeting.

Our Business

Since our inception the company has generated nominal revenues through the sale of software items related to the job search industry. Management believes that an opportunity exists in the market to acquire interests in secondary transactions of venture backed enterprises, distressed assets; including but not limited to real estate and other investment opportunities; and as a result and in an effort to establish operations in the venture capital and private equity industry, has reorganized the business as a public limited partnership.

Private Equity

We are organized as a limited partnership and intend to operate as a publicly traded alternative asset manager in the private equity industry; in connection therewith we intend to form and raise a group of investment funds and vehicles that invest capital for long-term appreciation through a strategic and opportunistic approach to investing.

Our ability and the associated time frame required to monetize our investments will vary based on: market conditions, enthusiasm for the sector and competition in the sector. Inasmuch, quantitative and qualitative factors, including but not limited to, the business' operational performance, market share and management team and will collectively determine our investment return.

Raising Capital

We intend to raise capital as needed to establish operation, hire qualified personnel and for general working capital, primarily through private placements.

Realizing Investments

    As an alternative asset manager, we anticipate spending significant time and effort identifying, structuring, performing due diligence, monitoring, developing, valuing, and ultimately exiting our investments; due to the nature of our investments and the early stage of the businesses we invest in, we do not expect to see returns on our investments, those made with cash or those made in return for issuances of our securities, for an average of 1-3 years after an investment is made.

The Conversion

    This registration statement is being filed in connection with the conversion of Jobsinsite, Inc. a Delaware corporation ("Jobsinsite," "JOBI" or the "Company") into Soleil Capital L.P. a Delaware limited partnership ("Soleil," "Soleil Capital" or the "Limited Partnership") Soleil Capital L.P. will be managed by Soleil Capital Management L.L.C. a Delaware Limited Liability Company ("Soleil Capital Management"). As a result of the conversion, one unit of limited partnership interest in Soleil Capital will be issued for each share of Jobsinsite common stock outstanding immediately prior to the conversion.

    This registration is being filed by Soleil Capital L.P. formerly Jobsinsite due to its inability to rely on the exemption provided by Rule 145 to effect the exchange of Jobsinsite's shares of common stock into Soleil's limited partnership units. The exchange of common shares for limited partnership interests is considered, by the United States Securities and Exchange Commission, a material change in shareholder rights, and as such in accordance with Rule 145 a "sale" is deemed to occur and which therein necessitates the filing of a registration statement to cause the exchange and to be able to deliver unrestricted securities to our shareholders.

The decision to execute the change from a corporation to a limited partnership is a result of a change of management and control of the Company and the current management's adoption of a plan of action for the company moving forward.

Reason for the Conversion

The conversion from a corporation to a limited partnership was needed to accommodate our new business model as discussed elsewhere in this prospectus.

Implementation of the Conversion

On May 1, 2009 Jobsinsite, Inc. (the "Company,") filed, on a voluntary basis, an information statement on Form Pre14C, which the company subsequently withdrew, as the company is not required to file proxy and or information statements under Regulation 14A or 14C because it does not have a class of securities registered under section 12 of the Exchange Act. The company thereafter and in accordance with respective state laws of New York and Delaware effected certain changes as it relates to its state of incorporation and its corporate structure;

On June 1st at the Company's annual shareholder meeting, the board of directors submitted to the shareholders for their vote, authorization to re-domicile the company to Delaware; 2,357,632, which represents 89.9% of the total number of shares outstanding and authorized to vote, were cast in FAVOR of the merger. Subsequent to the vote, the company prepared and executed certificates of merger in both New York and Delaware. The merger was effected on June 17, 2009 saw Jobsinsite Corp., a New York Corporation (JOBI NY) merge into Jobsinsite Corp., a Delaware Corporation (JOBI Del,) the surviving entity, pursuant to shareholders' approval at the Annual Shareholders' Meeting held on June 1, 2009.

Subsequent thereto, on July 1, 2009 Jobsinsite, pursuant to Delaware law, and upon the unanimous written consent of the company's (JOBI Del.) shareholders, the company filed articles of conversion with the Secretary of State of Delaware to convert the Corporation (JOBI.Del) into Soleil Capital, L.P. a Delaware limited partnership to be managed by Soleil Capital Management LLC, a Delaware limited liability company.

Pursuant to Delaware law Title 8 Chapter IX sec. 6(f) said conversion shall not result in the dissolution of Jobsinsite and as such Jobsinsite has maintained its listing on the over the counter bulletin board.

Moreover, in accordance with Delaware Law Title 8, Chapter 1 Subchapter IX section 266(h) When a corporation has been converted to another entity or business form pursuant to this section, the other entity or business form shall, for all purposes of the laws of the State of Delaware, be deemed to be the same entity as the corporation. When any conversion shall have become effective under this section, for all purposes of the laws of the State of Delaware, all of the rights, privileges and powers of the corporation that has converted, and all property, real, personal and mixed, and all debts due to such corporation, as well as all other things and causes of action belonging to such corporation, shall remain vested in the other entity or business form to which such corporation has converted and shall be the property of such other entity or business form, and the title to any real property vested by deed or otherwise in such corporation shall not revert or be in any way impaired by reason of this chapter; but all rights of creditors and all liens upon any property of such corporation shall be preserved unimpaired, and all debts, liabilities and duties of the corporation that has converted shall remain attached to the other entity or business form to which such corporation has converted, and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as such other entity or business form. The rights, privileges, powers and interest in property of the corporation that has converted, as well as the debts, liabilities and duties of such corporation, shall not be deemed, as a consequence of the conversion, to have been transferred to the other entity or business form to which such corporation has converted for any purpose of the laws of the State of Delaware.

What You Will Receive as a result of the Conversion (See page 27.)

Jobsinsite shareholders will receive one Soleil Capital Limited Partnership common unit for each Jobsinsite share of common stock they currently hold.

Soleil Capital Limited Partnership Units

Our common units represent limited partner interests in us. The holders of our common units are entitled to participate in our distributions and exercise the rights or privileges available to limited partners under our partnership agreement.

Our common unit-holders do not elect our general partner or its board of directors and, unlike the holders of common stock in a corporation, have only limited voting rights on matters affecting our business and therefore limited ability to influence decisions regarding our business. Furthermore, if our common unit-holders are dissatisfied with the performance of our general partner, they have little ability to remove our general partner.

Certain Differences in the Rights of a Soleil Capital Common Unit-Holders and Jobsinsite Stockholders after the Conversion (See page 31.)

As a result of the conversion, Jobsinsite's certificate of incorporation and bylaws no longer govern the rights of the Jobsinsite stockholders. Please read carefully the Agreement of Limited Partnership of Soleil Capital which will now govern the relationship between us and our unit-holders. Please see the summary of the material differences between the rights of the Soleil Capital common unit-holders and the Jobsinsite Stockholders under "Comparison of Rights Prior to and After the Conversion."

Our Corporate Structure Before and After the Conversion

In order to help you understand how the conversion affected our corporate organizational structure, the following charts show, in simplified form, the structure of Jobsinsite before and Soleil Capital immediately after the completion of the conversion:

Before the Conversion

After the Conversion

Directors and Management of Soleil Capital L.P. Following the Conversion (See page 35.)

In connection with the conversion, Soleil Capital L.P.'s general partner, Soleil Capital Management L.L.C., which is owned by our current executive officer, Adam Laufer, will manage all of our operations and activities. The limited liability company agreement of Soleil Capital Management L.L.C. establishes a board of directors that will be responsible for the oversight of our business and operations. Our general partner's board of directors will be elected in accordance with its limited liability company agreement, where Mr. Laufer (or, following their withdrawal, death or disability, any successor founder designated by him), will have the power to appoint and remove the directors of our general partner. Following the withdrawal, death or disability of our founder (and any successor founder), the power to appoint and remove the directors of our general partner will revert to the members of our general partner who hold a majority in interest in our general partner.

Our common unit-holders do not elect our general partner or its board of directors and, unlike the holders of common stock in a corporation, have only limited voting rights on matters affecting our business and therefore limited ability to influence decisions regarding our business. Furthermore, if our common unit-holders are dissatisfied with the performance of our general partner, they have little ability to remove our general partner.

Federal or State Regulatory Approvals

Our conversion was not subject to any state of federal regulatory approvals.

Dissenters' Rights of Appraisal

The conversion was approved unanimously by one hundred percent of the company's shareholders. There were no dissenters to this transaction and no dissenter rights, as Delaware law Title 8 Chapter 1 Subchapter IX sec. 266 requires that all outstanding shares of stock of the corporation, voting or non-voting, be cast in favor of a conversion, in order to effectuate a conversion.

Certain Federal Income Tax Considerations

The following discussion describes certain material federal income tax considerations relating to the proposed conversion of shares of common stock to limited partnership units. This discussion is based upon the Internal Revenue Code, existing and proposed regulations thereunder, legislative history, judicial decisions, and current administrative rulings and practices, all as amended and in effect on the date hereof. Any of these authorities could be repealed, overruled, or modified at any time. Any such change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described herein. No ruling from the Internal Revenue Service (the "IRS") with respect to the matters discussed herein has been requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

This discussion may not address federal income tax consequences that may be relevant to particular shareholders in light of their personal circumstances or to shareholders who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local or foreign laws.

SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCE OF THE EXCHANGE OF COMMON STOCK INTERESTS FOR LIMITED PARTNERSHIP INTERESTS, INCLUDING THE APPLICABILITY OF ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION.

The effect of the conversion is to convert the corporation into a limited partnership; as a result of the conversion the exchange of shares of common stock for limited partnership interests is regarded as a taxable event under internal Revenue Service rules. The exchange has a de facto effect of a liquidation and distribution of assets to the corporation's shareholders on a pro-rata basis. As of the date of the conversion, the company had no assets or liabilities and inasmuch the conversion is not expected to have a tax consequence on the company's shareholders.

Subsequent to the merger, Soleil Capital L.P. will be treated as a partnership and not as a corporation for U.S. federal income tax purposes. An entity that is treated as a partnership for U.S. federal income tax purposes is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner is required to take into account its allocable share of items of income, gain, loss and deduction of the partnership in computing its U.S. federal income tax liability, regardless of whether or not cash distributions are then made. Accordingly, an investor in this offering will generally be required to pay U.S. federal income taxes with respect to the income and gain of Soleil Capital L.P. that is allocated to such investor, even if Soleil Capital L.P. does not make cash distributions.

Our principal executive office is located at , 725 W. 50th Street, Miami Florida 33140, and our telephone number is (305) 537-6607.

RISK FACTORS

You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company.

RISKS RELATED TO OUR BUSINESS

Our business is difficult to evaluate because we are a new enterprise with relatively no operating history.
We have no relevant operating history as a venture capital or private equity company upon which an investor can make an evaluation of the likelihood of our success. Owners of our securities must consider the uncertainties, expenses and difficulties frequently encountered by companies such as ours that are in the early stages of development. Our operations may never generate significant revenues and we may never achieve profitable operations or positive investment returns. An investor should consider the likelihood of our future success to be highly speculative in light of our limited operating history, as well as the problems, limited resources, expenses, risks and complications frequently encountered by similarly situated companies in the early stages of development. To address these risks, we must, among other things:

  implement and successfully execute our business and marketing strategy;
  raise sufficient working and investment capital;
  attract, retain and motivate qualified personnel;
  identify and successfully acquire investment opportunities;
  successfully exit our investments to generate returns for our limited partners.

We may not be successful in addressing these risks. If we are unable to do so, our business plan may not yield the results we anticipate, and as such our prospects of profitability may be delayed or we may never achieve profitability.

We depend on Our General partner and its owner/manger Adam Laufer.
Our performance is directly correlated to the performance of our general partner. Due in part to our size, the loss of the services of Mr. Laufer would have a material adverse effect on us, including on a short term basis, and until a replacement could be found, the continuity of Our Operations. Our principals have no prior management experience in operating a private equity or venture capital firm.

We do not carry any "key man" insurance that would provide us with proceeds in the event of the death or disability of any of our principals.

Our Conversion to a Limited Partnership changed the Rights of Our Shareholders.
 As a result of the conversion Jobsinsite's certificate of incorporation and bylaws will no longer govern the rights of the Jobsinsite stockholders. Please read carefully the Agreement of Limited Partnership of Soleil Capital which will now govern the relationship between us and our unit-holders.

Our general partner Soleil Capital Management LLC is solely responsible for our operations.
 In connection with the conversion from Jobsinsite to Soleil Capital L.P., our general partner, Soleil Capital Management L.L.C., which is owned by our current executive officer, Adam Laufer, will manage all of our operations and activities. The limited liability company agreement of Soleil Capital Management L.L.C. establishes a board of directors that will be responsible for the oversight of our business and operations. Our general partner's board of directors will be elected in accordance with its limited liability company agreement, where Mr. Laufer (or, following their withdrawal, death or disability, any successor founder designated by him), will have the power to appoint and remove the directors of our general partner. Following the withdrawal, death or disability of our founder (and any successor founder), the power to appoint and remove the directors of our general partner will revert to the members of our general partner who hold a majority in interest in our general partner. Our common unit-holders do not elect our general partner or its board of directors and, unlike the holders of common stock in a corporation, will have only limited voting rights on matters affecting our business and therefore limited ability to influence decisions regarding our business. Furthermore, if our common unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner.

Our ability to retain our management is critical to our success and our ability to grow depends on our ability to attract additional key personnel.
 Our success depends on our ability to attract and retain managers, executive officers and qualified personnel. We anticipate that it will be necessary for us to attract and retain key personnel in order to develop our business and pursue our growth strategy. The market for qualified managers is extremely competitive and as such our inability to attract and retain key personnel would adversely affect in the short term, our continuity of operations and in the long term our profitability.

There can be no assurance that we will be successful in executing our business plan.
 Our business plan is dependant up on our ability to raise investment capital, identify and commit investment capital to investments and exit those investments, this is the means by which we generate investment returns and revenues respectively. If we are unable to execute our business plan our prospects for success would be materially adversely affected.

Our business depends in large part on our ability to raise capital from third party investors.
 If we are unable to raise capital from third party investors, we would be unable to collect management fees or deploy their capital into investments and potentially collect transaction fees or carried interest, which would materially reduce our revenue and cash flow and adversely affect our financial condition. Our ability to raise capital from third party investors depends on a number of factors, including certain factors that are outside our control. Certain factors, such as the performance of the stock market or the asset allocation rules or regulations or investment policies to which such third party investors are subject, could inhibit or restrict the ability of third party investors to make investments in our funds.

There are no assurances that we can find or secure commitments from investors; if we are unable to find new investors, we might raise less than our desired amount for that fund. Moreover, we may be unable to raise a sufficient amount of capital to adequately support Our businesses. If we are unable to successfully raise capital, it could materially reduce our revenue and cash flow and adversely affect our financial condition. In addition, in connection with raising new funds or making further investments in existing funds, we negotiate terms for such funds and investments with existing and potential investors.The outcome of such negotiations could result in our agreement to terms that are materially less favorable to us than funds managed by our competitors. Such terms could restrict our ability to raise investment funds with investment objectives or strategies that compete with existing funds, add additional expenses and obligations for us in managing the fund or increase our potential liabilities, all of which could ultimately reduce our revenues. In addition, certain institutional investors have publicly criticized certain fund fee and expense structures, including management fees and transaction and advisory fees. Although we have no obligation to modify any of our fees with respect to our existing funds, we may experience pressure to do so in our funds. For example, we have confronted and expect to continue to confront requests from a variety of investors and groups representing investors to decrease fees, which could result in a reduction in the fees and carried interest and incentive fees we earn.

Investments in Secondaries Transactions are made with less information than is needed to make a properly informed investment decision.
 Investments in secondaries transaction involve purchasing debt or equities in companies from persons other than the issuer. Persons from whom we would be acquiring our investment securities include, but are not limited to, employees, previous investors in the company, such as angel investors or venture capital firms and or even speculators who acquired their position in a secondary transaction at an earlier time; these third persons will not be in a position to provide us with information generally required to make an informed investment decision, including: the company's capital structure, financial results, historical performance or future plans. Moreover, any information that the company may have previously provide in press releases or public statements may not be truthful or accurate and can not be relied on for investment decision purposes. All of the above mentioned factors make valuing an investment in a secondaries transaction very difficult and as a result extremely speculative. We will base our valuation almost entirely on the valuation established in recent funding rounds and or the valuation at which shares are being exchanged in the unregulated secondaries markets. We can make no assurances that We would be successful in valuing and acquiring securities at a valuation that would enable us to generate positive returns for our fund or to generate positive returns for our common unitholders.

Seed Stage Venture Capital Investments are Especially Speculative.
 We plan to sponsor and manage funds to invest in seed and early stage companies. Investments at this stage in a company's development are highly speculative; at this stage companies, generally, do not have a commercialized product or service and are simply endeavoring to build a prototype and or are seeking proof of concept for their business idea. The capital raised at this early stage in a company's development is used to identify whether there is a need and or market for the company's plan and to demonstrate "social proof" of that need/market. Early stage venture capital investments, generally, provide the necessary capital needed to build a working prototype and or to enable a company to do a soft or beta launch of their business, wherein the company can gauge market acceptance and traction. Investments in business at this stage are relatively small however the failure rate is extremely high. If we are unable to successfully identify investment opportunities that beat the odds, we will likely lose the capital we invest on behalf of our fund's investors and not generate any carry fees, which would have a materially adverse effect on our financial performance, and our ability to raise successive funds for similar purposes.

Poor performance of our investment funds would cause a decline in our revenue, income and cash flow, may obligate us to repay carried interest previously paid to us, and could adversely affect our ability to raise capital for future investment funds.
In the event that any of our investment funds were to perform poorly, our revenue, income and cash flow would decline because the value of our assets under management would decrease, which would result in a reduction in management fees, and our investment returns would decrease, resulting in a reduction in the carried interest and incentive fees we earn. Moreover, we could experience losses on our investments of our own principal as a result of poor investment performance by our investment funds. Furthermore, if, as a result of poor performance of later investments in a carry fund's life, the fund does not achieve certain investment returns for the fund over its life, we will be obligated to repay the amount by which carried interest that was previously distributed to us exceeds amounts to which we are ultimately entitled.

Poor performance of our investment funds could make it more difficult for us to raise new capital. Investors in carry funds might decline to invest in future investment funds we raise and investors in hedge funds or other investment funds might withdraw their investments as a result of poor performance of the investment funds in which they are invested. Investors and potential investors in our funds continually assess our investment funds' performance, and our ability to raise capital for existing and future investment funds and avoid excessive redemption levels will depend on our investment funds' continued satisfactory performance. Accordingly, poor fund performance may deter future investment in our funds and thereby decrease the capital invested in our funds and ultimately, our management fee income. Alternatively, in the face of poor fund performance, investors could demand lower fees or fee concessions for existing or future funds which would likewise decrease our revenue. A significant number of fund sponsors have recently decreased the amount of fees they charged investors for managing existing or successor funds as a direct result of poor fund performance.

Valuation methodologies for certain assets in our funds can be subject to significant subjectivity and the fair value of assets established pursuant to such methodologies may never be realized, which could result in significant losses for our funds.
There are often no readily ascertainable market prices for illiquid investments in our planned private equity secondaries funds. We determine the value of the investments of each of our secondaries investments based on the fair value of such investments. The fair value of investments of these funds is generally determined using several methodologies described in the investment funds' valuation policies.

Valuations may be derived by reference to observable valuation measures for comparable companies or assets (e.g., multiplying a key performance metric of the investee company or asset, such as EBITDA, by a relevant valuation multiple observed in the range of comparable companies or transactions), adjusted by management for differences between the investment and the referenced comparables, and in some instances by reference to option pricing models or other similar methods. Additionally, where applicable, projected distributable cash flow through debt maturity will also be considered in support of the investment's carrying value. Private investments may also be valued at cost for a period of time after an acquisition as the best indicator of fair value. These valuation methodologies involve a significant degree of management judgment.

In certain cases debt and equity securities are valued on the basis of prices from an orderly transaction between market participants provided by reputable dealers or pricing services. In determining the value of a particular investment, pricing services may use certain information with respect to transactions in such investments, quotations from dealers, pricing matrixes, market transactions in comparable investments and various relationships between investments.

The determination of fair value using these methodologies takes into consideration a range of factors including but not limited to the price at which the investment was acquired, the nature of the investment, local market conditions, trading values on public exchanges for comparable securities, current and projected operating performance and financing transactions subsequent to the acquisition of the investment. These valuation methodologies involve a significant degree of management judgment. For example, as to investments that we share with another sponsor, we may apply a different valuation methodology than the other sponsor does or derive a different value than the other sponsor has derived on the same investment. These differences might cause some investors to question our valuations.

Because there is significant uncertainty in the valuation of, or in the stability of the value of illiquid investments, the fair values of such investments as reflected in an investment fund's net asset value do not necessarily reflect the prices that would actually be obtained by us on behalf of the investment fund when such investments are realized. Realizations at values significantly lower than the values at which investments have been reflected in prior fund net asset values would result in losses for the applicable fund, a decline in asset management fees and the loss of potential carried interest and incentive fees. Changes in values attributed to investments from quarter to quarter may result in volatility in the net asset values and results of operations and cash flow that we report from period to period. Also, a situation where asset values turn out to be materially different than values reflected in prior fund net asset values could cause investors to lose confidence in us, which would in turn result in difficulty in raising additional funds or where applicable, result in redemptions from funds.

The due diligence process that we undertake in connection with investments by our investment funds may not reveal all facts that may be relevant in connection with an investment.
 Before making investments in private equity and other investments, we conduct due diligence that we deem reasonable and appropriate based on the facts and circumstances applicable to each investment. When conducting due diligence, we may be required to evaluate important and complex business, financial, tax, accounting, environmental and legal issues. Outside consultants, legal advisors, accountants and investment banks may be involved in the due diligence process in varying degrees depending on the type of investment. Nevertheless, when conducting due diligence and making an assessment regarding an investment, we rely on the resources available to us, including information provided by the target of the investment and, in some circumstances, third-party investigations. The due diligence investigation that we will carry out with respect to any investment opportunity may not reveal or highlight all relevant facts (including fraud) that may be necessary or helpful in evaluating such investment opportunity. Moreover, such an investigation will not necessarily result in the investment being successful.

In connection with the due diligence that our funds of hedge funds conduct in making and monitoring investments in third party hedge funds, we rely on information supplied by third party hedge funds or by service providers to such third party hedge funds. The information we receive from them may not be accurate or complete and therefore we may not have all the relevant facts necessary to properly assess and monitor our funds' investment in a particular hedge fund.

We make investments in companies that we do not control.
 Investments We make will include debt instruments and equity securities of companies that we do not control. The investments will be subject to the risk that the company in which the investment is made may make business, financial or management decisions with which we do not agree or that the majority stakeholders or the management of the company may take risks or otherwise act in a manner that does not serve our interests. If any of the foregoing were to occur, the values of Our investments could decrease and our financial condition, results of operations and cash flow could suffer as a result.

The financial projections of our portfolio companies could prove inaccurate.
 Our funds will generally establish the capital structure of portfolio companies on the basis of financial projections prepared by the management of such portfolio companies. These projected operating results will normally be based primarily on judgments of the management of the portfolio companies. In all cases, projections are only estimates of future results that are based upon assumptions made at the time that the projections are developed. General economic conditions, which are not predictable, along with other factors may cause actual performance to fall short of the financial projections that were used to establish a given portfolio company's capital structure. Because of the leverage we typically employ in our investments, this could cause a substantial decrease in the value of our equity holdings in the portfolio company. The inaccuracy of financial projections could thus cause our funds' performance to fall short of our expectations.

The control of our general partner may be transferred to a third party without common unitholder consent.
 Our general partner may transfer its general partner interest to a third party in a merger or consolidation without the consent of our common unitholders. Furthermore, at any time, the members of our general partner may sell or transfer all or part of their limited liability company interests in our general partner without the approval of the common unitholders, subject to certain restrictions as described elsewhere in this annual report. A new general partner may not be willing or able to form new investment funds and could form funds that have investment objectives and governing terms that differ materially from those of our current investment funds. A new owner could also have a different investment philosophy, employ investment professionals who are less experienced, be unsuccessful in identifying investment opportunities or have a track record that is not as successful as Soleil's track record. If any of the foregoing were to occur, we could experience difficulty in making new investments, and the value of our existing investments, our business, our results of operations and our financial condition could materially suffer.

Investments by our investment funds will in most cases rank junior to investments made by others.
 In most cases, the companies in which our funds invest will have indebtedness or equity securities, or may be permitted to incur indebtedness or to issue equity securities, that rank senior to our investment. By their terms, such instruments may provide that their holders are entitled to receive payments of dividends, interest or principal on or before the dates on which payments are to be made in respect of our investment. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a company in which an investment is made, holders of securities ranking senior to our investment would typically be entitled to receive payment in full before distributions could be made in respect of our investment. After repaying senior security holders, the company may not have any remaining assets to use for repaying amounts owed in respect of our investment. To the extent that any assets remain, holders of claims that rank equally with our investment would be entitled to share on an equal and ratable basis in distributions that are made out of those assets. Also, during periods of financial distress or following an insolvency, the ability of our investment funds to influence a company's affairs and to take actions to protect their investments may be substantially less than that of the senior creditors.

We may not have sufficient cash to pay back "clawback" obligations if and when they are triggered under the governing agreements with our investors.
 If, at the end of the life of a carry fund as a result of diminished performance of later investments in any carry fund's life, the carry fund has not achieved investment returns that (in most cases) exceed the preferred return threshold or (in all cases) the general partner receives in excess of 20% (10% or 15% in the case of certain of our credit-oriented and real estate debt carry funds) of the fund's net profits over the life of the fund, we will be obligated to repay an amount equal to the extent to which carried interest that was previously distributed to us exceeds the amounts to which we are ultimately entitled. This obligation is known as a clawback obligation and is an obligation of any person who directly received such carried interest, including us and our employees who participate in our carried interest plans. Although a portion of any distributions by us to our unitholders may include any carried interest received by us, we do not intend to seek fulfillment of any clawback obligation by seeking to have our unitholders return any portion of such distributions attributable to carried interest associated with any clawback obligation. The clawback obligation operates with respect to a given carry fund's own net investment performance only and performance fees of other funds are not netted for determining this contingent obligation. To the extent one or more clawback obligations were to occur for any one or more carry funds, we might not have available cash at the time such clawback obligation is triggered to repay the carried interest and satisfy such obligation. If we were unable to repay such carried interest, we would be in breach of the governing agreements with our investors and could be subject to liability. Moreover, although a clawback obligation is several, the governing agreements of most of our funds provide that to the extent another recipient of carried interest (such as a current or former employee) does not fund his or her respective share, then we and our employees who participate in such carried interest plans may have to fund additional amounts (generally up to an additional 50%) beyond what we actually received in carried interest, although we will retain the right to pursue any remedies that we have under such governing agreements against those carried interest recipients who fail to fund their obligations.

We cannot predict our future capital needs and we may not be able to secure additional financing.
 We currently do not have sufficient cash on hand to meet our presently anticipated working capital and capital expenditure requirements for at least the next twelve months, we have relied on Mr. Adam Laufer for loans to cover our operating costs. We will continue to rely on Mr. Laufer for all of our financial needs until we are able to secure additional capital, through loans or sales of our common units. We currently have no credit facility or similar financing currently available. Furthermore, any debt financing, if available, may involve restrictive covenants, which may limit our operating flexibility with respect to certain business matters. If additional funds are raised through the issuance of our common units, the percentage ownership of our existing unit-holders will be reduced, our unit-holders may experience additional dilution in net tangible book value per share. If adequate funds are not available on acceptable terms, we may be unable to develop our business, take advantage of future opportunities, repay debt obligations as they become due or respond to competitive pressures.

Going concern report of independent certified public accountants.
 Our limited history of operations and our absence of revenues to date raise substantial doubt about our ability to continue as a going concern. In this regard, see the Report of Independent Certified Public Accountants accompanying our audited financial statements appearing elsewhere herein which cites substantial doubt about our ability to continue as a going concern. There can be no assurance that we will achieve profitability or generate positive cash flow in the future. As a result of these and other factors, there can be no assurance that the our proposed activities will be successful or that the Company will be able to achieve or maintain profitable operations. If we fail to achieve profitability, its growth strategies could be materially and adversely affected.

We face substantial and increasing competition.
 We compete with private equity, including but not limited to, venture capital firms, hedge funds and alternative asset managers, in addition to angel investors and business incubators. If the number of these entities continues to increase and more capital is made available to them, it is likely that it will become increasingly difficult for us to make investments or raise capital. More significantly, the allocation of increasing amounts of capital by private equity, hedge funds and/or venture capital funds, to our acquisition candidates may lead to a reduction in our investment/acquisition opportunities.
Due to the deal size and stage of business we expect to invest in we believe we will be competing most directly with angel investors and angel groups. An angel investor is typically an affluent individual, angel groups are pooled groups of affluent individuals, who provide capital for a business start-up, usually in exchange for convertible debt or ownership equity. Angel investors typically have strong ties to local communities from which they identify investment opportunities, if we are not effective at establishing similar community ties and identifying a pipeline of investments our business could be materially adversely affected.

Downturns in the economy may affect business conditions and the appetite for investment.
 The investment industry, including hedge funds, venture capital, and private equity can be volatile. The investment industry and mergers and acquisition (M & A) activity tend to be sensitive to economic conditions. When economic conditions are prosperous, that availability of capital increases and acquisitions and investment are consummated; conversely, when economic conditions are unfavorable, M & A activity and the prices and premiums paid for acquisitions decline. Geopolitical conflict and tensions, Wall Street phenomenon, the global credit crunch and the increasing price of oil are all factors that are currently affecting the market and its participants ability to fund acquisitions and/or investments in new ventures. Should the current economic climate remain unchanged, should the economy further decline or should additional factors come to light that would put additional downward pressure on the financial markets and our and the global economy, we would likely experience added difficulty in developing and growing our business.

The U.S. Congress recently considered legislation that, if enacted, would have (a) for taxable years beginning ten years after the date of enactment, precluded us from qualifying as a partnership or required us to hold carried interest through taxable subsidiary corporations and (b) taxed individual holders of common units with respect to certain income and gains at increased rates. If any similar legislation were to be enacted and apply to us, we could incur a material increase in our tax liability and a substantial portion of our income could be taxed at a higher rate to the individual holders of our common units.
On May 28, 2010, the U.S. House of Representatives passed legislation that would have, in general, treated income and gains, including gain on sale, attributable to an interest in an investment services partnership interest, or "ISPI", as income subject to a new blended tax rate that is higher than the capital gains rate applicable to such income under current law, except to the extent such ISPI would have been considered under the legislation to be a qualified capital interest. Our common units that you hold and the interests that we hold in entities that are entitled to receive carried interest would likely have been classified as ISPIs for purposes of this legislation. In June 2010, the U.S. Senate considered but did not pass legislation that is generally similar to the legislation passed by the U.S. House of Representatives. It is unclear whether or when the U.S. Congress will reconsider similar legislation or what provisions will be included in any final legislation if enacted.

The House bill provided that, for taxable years beginning ten years after the date of enactment, income derived with respect to an ISPI that is not a qualified capital interest and that is treated as ordinary income under the rules discussed above would not meet the qualifying income requirements under the publicly traded partnership rules. Therefore, if similar legislation were to be enacted, following such ten-year period, we would be precluded from qualifying as a partnership for U.S. federal income tax purposes or be required to hold all such ISPIs through corporations. If we were taxed as a U.S. corporation or held all ISPIs through U.S. corporations, our effective tax rate could increase significantly. The federal statutory rate for corporations is currently 35%. In addition, we could be subject to increased state and local taxes. Furthermore, you could be subject to tax on our conversion into a corporation or any restructuring required in order for us to hold our ISPIs through a corporation.

The Obama administration has indicated that it supports the adoption of the May 28, 2010 legislation or legislation that similarly changes the treatment of carried interest for U.S. federal income tax purposes. In its published revenue proposal for 2012, the Obama administration proposed that the current law regarding the treatment of carried interest be changed to subject such income to ordinary income tax (which would be taxed at a higher rate than the proposed blended rate under the House legislation). The Obama administration proposed similar changes in its published revenue proposals for 2010 and 2011.

Over the past several years, a number of similar legislative proposals have been introduced and, in certain cases, have been passed by the U.S. House of Representatives. In 2007, legislation was introduced in the U.S. Congress that would have taxed as corporations publicly traded partnerships that directly or indirectly derived income from investment advisor or asset management services. In 2008, the U.S. House of Representatives passed a bill that would have generally (a) treated carried interest as non-qualifying income under the tax rules applicable to publicly traded partnerships, which could have precluded us from qualifying as a partnership for U.S. federal income tax purposes, and (b) taxed carried interest as ordinary income for U.S. federal income taxes, rather than in accordance with the character of income derived by the underlying fund. In December 2009, the U.S. House of Representatives passed substantially similar legislation. Such legislation would have taxed carried interest as ordinary income starting in the year of enactment. The legislation passed by the House in December 2009 and certain other versions of the proposed legislation contained a transition rule that may have delayed the applicability of certain aspects of the legislation for a partnership that is a publicly traded partnership on the date of enactment of the legislation.

States and other jurisdictions have also considered legislation to increase taxes with respect to carried interest. For example, in 2010, the New York State Assembly passed a bill, which could have caused a non-resident of New York who holds our common units to be subject to New York state income tax on carried interest earned by entities in which we hold an indirect interest, thereby requiring the non-resident to file a New York state income tax return reporting such carried interest income. This legislation would have been retroactive to January 1, 2010. It is unclear whether or when similar legislation will be enacted. Finally, because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity level taxation through the imposition of state income, franchise or other forms of taxation. If any state were to impose a tax upon us as an entity, our distribution to you would be reduced.

If we were treated as a corporation for U.S. federal income tax or state tax purposes, then our distributions to our common unitholders would be substantially reduced and the value of our common units would be adversely affected.
 The value of our common units depends in part on our being treated as a partnership for U.S. federal income tax purposes, which requires that 90% or more of our gross income for every taxable year consist of qualifying income, as defined in Section 7704 of the Internal Revenue Code and that The Soleil Capital L.P. not be registered under the 1940 Act. Qualifying income generally includes dividends, interest, capital gains from the sale or other disposition of stocks and securities and certain other forms of investment income. We may not meet these requirements or current law may change so as to cause, in either event, us to be treated as a corporation for U.S. federal income tax purposes or otherwise subject to U.S. federal income tax. Moreover, the anticipated after-tax benefit of an investment in our common units depends largely on our being treated as a partnership for U.S. federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us.

If we were treated as a corporation for U.S. federal income tax purposes, we would pay U.S. federal income tax on our taxable income at the corporate tax rate. Distributions to our common unitholders would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our distributions to our common unitholders would be substantially reduced, likely causing a substantial reduction in the value of our common units.

Current law may change, causing us to be treated as a corporation for U.S. federal or state income tax purposes or otherwise subjecting us to entity level taxation. See "-The U.S. Congress recently considered legislation that, if enacted, would have (a) for taxable years beginning ten years after the date of enactment, precluded us from qualifying as a partnership or required us to hold carried interest through taxable subsidiary corporations and (b) taxed individual holders of common units with respect to certain income and gains at increased rates. If any similar legislation were to be enacted and apply to us, we could incur a material increase in our tax liability and a substantial portion of our income could be taxed at a higher rate to the individual holders of our common units." For example, because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity level taxation through the imposition of state income, franchise or other forms of taxation. If any state were to impose a tax upon us as an entity, our distributions to our common unitholders would be reduced.

Our common unitholders may be subject to U.S. federal income tax on their share of our taxable income, regardless of whether they receive any cash distributions from us.
 As long as 90% of our gross income for each taxable year constitutes qualifying income as defined in Section 7704 of the Internal Revenue Code and we are not required to register as an investment company under the 1940 Act on a continuing basis, we will be treated, for U.S. federal income tax purposes, as a partnership and not as an association or a publicly traded partnership taxable as a corporation. Accordingly, each unitholder will be required to take into account its allocable share of items of income, gain, loss and deduction of the Partnership. Distributions to a unitholder will generally be taxable to the unitholder for U.S. federal income tax purposes only to the extent the amount distributed exceeds the unitholder's tax basis in the unit. That treatment contrasts with the treatment of a shareholder in a corporation. For example, a shareholder in a corporation who receives a distribution of earnings from the corporation will generally report the distribution as dividend income for U.S. federal income tax purposes. In contrast, a holder of our units who receives a distribution of earnings from us will not report the distribution as dividend income (and will treat the distribution as taxable only to the extent the amount distributed exceeds the unitholder's tax basis in the units), but will instead report the holder's allocable share of items of our income for U.S. federal income tax purposes. As a result, our common unitholders may be subject to U.S. federal, state, local and possibly, in some cases, foreign income taxation on their allocable share of our items of income, gain, loss, deduction and credit (including our allocable share of those items of any entity in which we invest that is treated as a partnership or is otherwise subject to tax on a flow through basis) for each of our taxable years ending with or within your taxable year, regardless of whether or not a common unitholder receives cash distributions from us.

Our common unitholders may not receive cash distributions equal to their allocable share of our net taxable income or even the tax liability that results from that income. In addition, certain of our holdings, including holdings, if any, in a Controlled Foreign Corporation, or "CFC," and a Passive Foreign Investment Company, or "PFIC," may produce taxable income prior to the receipt of cash relating to such income, and common unitholders that are U.S. taxpayers will be required to take such income into account in determining their taxable income. In the event of an inadvertent termination of our partnership status for which the IRS has granted us limited relief, each holder of our common units may be obligated to make such adjustments as the IRS may require to maintain our status as a partnership. Such adjustments may require persons holding our common units to recognize additional amounts in income during the years in which they hold such units.

Regulatory changes in the United States could adversely affect our business.
 As a result of the financial crisis and highly publicized financial scandals, investors have exhibited concerns over the integrity of the U.S. financial markets and the regulatory environment in which we operate in the United States. There has been an active debate over the appropriate extent of regulation and oversight of private investment funds and their managers. In addition, we may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC or other U.S. governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations.

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") which imposes significant new regulations on almost every aspect of the U.S. financial services industry, including aspects of our business. Among other things, the Dodd-Frank Act includes the following provisions which could have an adverse impact on our ability to conduct our business:

  The Dodd-Frank Act establishes the Financial Stability Oversight Council (the "FSOC"), a federal agency acting as the financial system's systemic risk regulator with the authority to review the activities of non-bank financial companies predominantly engaged in financial activities that are designated as "systemically important." Such designation is applicable to companies where material distress could pose risk to the financial stability of the United States. While the Federal Reserve Chairman has suggested that it would be rare for a private equity firm to be designated as systemically important, if such designation were to occur to us, we would be subject to significantly increased levels of regulation, which includes, without limitation, a requirement to adopt heightened standards relating to capital, leverage, liquidity, risk management, credit exposure reporting and concentration limits, restrictions on acquisitions and being subject to annual stress tests by the Federal Reserve Bank. In connection with the work of the FSOC, the SEC recently proposed a private fund systemic risk reporting rule which is designed to assist the FSOC in gathering information from many sectors of the financial system for monitoring risks. This proposed rule would require large private equity fund advisers, such as Soleil, to submit reports focusing primarily on the extent of leverage incurred by their funds' portfolio companies, the use of bridge financing and their funds' investments in financial institutions.
  The Dodd-Frank Act, under what has become known as the "Volcker Rule," generally prohibits bank holding companies (including foreign banks with U.S. branches) and banks (including their subsidiaries and affiliates) from investing in or sponsoring private equity funds or hedge funds. The Volcker Rule will become effective on July 21, 2012 and is subject to transition periods and exceptions for "permitted activities." While there is substantial uncertainty regarding the availability of transition period relief and the general practical implications of the Volcker Rule, there could be adverse implications on our ability to raise funds from bank holding companies as a result of this prohibition.
  The Dodd-Frank Act requires private equity and hedge fund advisers to register with the SEC under the Investment Advisers Act, to maintain extensive records and to file reports if deemed necessary for purposes of systemic assessment by certain governmental bodies.

In June 2010, the SEC approved Rule 206(4)-5 under the Advisers Act regarding "pay to play" practices by investment advisers involving campaign contributions and other payments to government clients and elected officials able to exert influence on such clients. The rule prohibits investment advisers from providing advisory services for compensation to a government client for two years, subject to very limited exceptions, after the investment adviser, its senior executives or its personnel involved in soliciting investments from government entities make contributions to certain candidates and officials in position to influence the hiring of an investment adviser by such government client. Advisers are required to implement compliance policies designed, among other matters, to track contributions by certain of the adviser's employees and engagements of third parties that solicit government entities and to keep certain records in order to enable the SEC to determine compliance with the rule. Any failure on our part to comply with the rule could expose us to significant penalties and reputational damage. In addition, there have been similar rules on a state level regarding "pay to play" practices by investment advisers.

The potential requirement to convert our financial statements from being prepared in conformity with accounting principles generally accepted in the United States of America to International Financial Reporting Standards may strain our resources and increase our annual expenses.
As a public entity, the SEC may require in the future that we report our financial results under International Financial Reporting Standards ("IFRS") instead of under accounting principles generally accepted in the United States of America ("U.S. GAAP"). IFRS is a set of accounting principles that has been gaining acceptance on a worldwide basis. These standards are published by the London-based International Accounting Standards Board ("IASB") and are more focused on objectives and principles and less reliant on detailed rules than U.S. GAAP. Today, there remain significant and material differences in several key areas between U.S. GAAP and IFRS which would affect Soleil. Additionally, U.S. GAAP provides specific guidance in classes of accounting transactions for which equivalent guidance in IFRS does not exist. The adoption of IFRS is highly complex and would have an impact on many aspects and operations of Soleil, including but not limited to financial accounting and reporting systems, internal controls, taxes, borrowing covenants and cash management. It is expected that a significant amount of time, internal and external resources and expenses over a multi-year period would be required for this conversion.

If we were deemed an investment company under the Investment Company Act of 1940, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.
We do not believe that we are an ""investment company'' under the Investment Company Act of 1940 because the nature of our assets and the sources of our income exclude us from the definition of an investment company pursuant to Rule 3a-1 under the Investment Company Act of 1940. In addition, we believe the company is not an investment company under Section 3(b)(1) of the Investment Company Act because it is primarily engaged in a non-investment company business. If one or more of our investments became independent publicly traded entities, our interests in those subsidiaries could be deemed an ""investment security'' for purposes of the Investment Company Act of 1940. Generally, a person is an ""investment company'' if it owns investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the Investment Company Act of1940, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and would have a material adverse effect on our business and the price of our shares.

RISKS ASSOCIATED WITH OUR COMMON STOCK

There is no established public market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.
 Our shares are currently listed on the Over the Counter Bulletin Board under the stock ticker symbol "JOBI," however there is no established public market for Our membership Units and such a market may not develop or be sustained. Since the company's inception and subsequent listing on the Over the Counter Bulletin Board, only 1,600 shares have traded since our inception. The Company's common equity is quoted at a bid price of $1.50 and an ask price of $6.50.

Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common units does not develop, then investors may not be able to resell the common units that they currently hold and or have purchased and may lose all of their investment.

Because we do not intend to make any dividends or distributions on our securities, investors seeking income should not purchase our securities.
 We currently do not anticipate making any distributions on our securities at any time in the near future. We may never pay cash distributions on our securities. Any credit agreements which we may enter into with institutional lenders may restrict our ability to make distributions. Whether we make distributions in the future will be at the discretion of our general partner and will be dependent upon our financial condition, results of operations, capital requirements and any other factors that our general partner decides is relevant. (See "Dividend Policy.")

Since there is no established market for our securities, if a market ever develops for our securities, the price of our securities is likely to be highly volatile. If no market develops holders of our securities may have difficulty selling their securities and may not be able to sell their securities at all.
 There is no public market for our securities and we cannot assure you that a market will develop or that any holders of our securities will be able to liquidate his investment without considerable delay, if at all. A trading market may not develop in the future, and if one does develop, it may not be sustained. If an active trading market does develop, the market price of our securities is likely to be highly volatile. The market price of our securities may also fluctuate significantly in response to the following factors, most of which are beyond our control:

  variations in our quarterly operating results;
  changes in securities analysts estimates of our financial performance;
  changes in general economic conditions and in the venture capital industry;
  changes in market valuations of similar companies; and,
  announcements by us or our competitors of relevant news items and or business developments; and, the loss of key management.

The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies. Any such fluctuations may adversely affect the market price of our common units, regardless of our actual operating performance. As a result, securityholders may be unable to sell their securities, or may be forced to sell them at a loss.

Because we can issue additional common shares, purchasers of our common stock may incur immediate dilution and may experience further dilution.
Our general partner, controls our board of directors has the authority to cause our company to issue additional membership units without the consent of any of our unitholders. Consequently, our unitholders may experience more dilution in their ownership of our company in the future. .

Our securities is a penny stock. Trading of our stock may be restricted by the Securities and Exchange Commission's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.
 Our securities is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than$5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Financial Industry Regulatory Authority (FINRA) sales practice requirements may also limit a stockholder's ability to buy and sell our stock.
 In addition to the "penny stock" rules promulgated by the Securities and Exchange Commission (see above and the "Market for Common Equity and Related Stockholder Matters" section at page 33 for discussions of penny stock rules), FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

ORGANIZATIONAL STRUCTURE

Soleil Capital L.P

Soleil Capital L.P. was formed as a Delaware limited partnership on June 19, 2009. Soleil Capital L.P. has not engaged in any material business activities, other than its formation, its conversion from Jobsinsite, Inc. to Soleil Capital L.P. as described herein and the filing of the company's periodic reports with the U.S. Securities and Exchange Commission. Soleil Capital L.P. is managed and operated by its general partner, Soleil Capital Management L.L.C., to whom we refer as "our general partner," which is in turn wholly-owned by our senior managing director and controlled by our founder.

In connection with this offering we will exchange on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications those shares of common stock, of our predecessor, Jobsinsite, Inc., for common limited partnership units of Soleil Capital L.P.

The Conversion

    This registration statement is being filed in connection with the conversion of Jobsinsite, Inc. a Delaware corporation ("Jobsinsite," "JOBI" or the "Company") into Soleil Capital L.P. a Delaware limited partnership ("Soleil," "Soleil Capital" or the "Limited Partnership") Soleil Capital L.P. is be managed by Soleil Capital Management L.L.C. a Delaware Limited Liability Company ("Soleil Capital Management"). As a result of the conversion, one unit of limited partnership interest in Soleil Capital will be issued for each share of Jobsinsite common stock outstanding immediately prior to the conversion.

    This registration is being filed by Soleil Capital L.P. formerly Jobsinsite due to its inability to rely on the exemption provided by Rule 145 to effect the exchange of Jobsinsite's shares of common stock into Soleil's limited partnership units. The exchange of common shares for limited partnership interests is considered, by the United States Securities and Exchange Commission, a material change in shareholder rights, and as such in accordance with Rule 145 a "sale" is deemed to occur and which therein necessitates the filing of a registration statement to cause the exchange and to be able to deliver unrestricted securities to our shareholders.

The decision to execute the change from a corporation to a limited partnership is a result of a change of management and control of the Company and the current management's adoption of a plan of action for the company moving forward.

Reason for the Conversion

The conversion from a corporation to a limited partnership was needed to accommodate our new business model as discussed elsewhere in this prospectus.

Implementation of the Conversion

On May 1, 2009 Jobsinsite, Inc. (the "Company,") filed, on a voluntary basis, an information statement on Form Pre14C, which the company subsequently withdrew, as the company is not required to file proxy and or information statements under Regulation 14A or 14C because it does not have a class of securities registered under section 12 of the Exchange Act. The company thereafter and in accordance with respective state laws of New York and Delaware effected certain changes as it relates to its state of incorporation and its corporate structure;

On June 1st at the Company's annual shareholder meeting, the board of directors submitted to the shareholders for their vote, authorization to re-domicile the company to Delaware; 2,357,632, which represents 89.9% of the total number of shares outstanding and authorized to vote, were cast in FAVOR of the merger. Subsequent to the vote, the company prepared and executed certificates of merger in both New York and Delaware. The merger was effected on June 17, 2009 saw Jobsinsite Corp., a New York Corporation (JOBI NY) merge into Jobsinsite Corp., a Delaware Corporation (JOBI Del,) the surviving entity, pursuant to shareholders' approval at the Annual Shareholders' Meeting held on June 1, 2009.

Subsequent thereto, on July 1, 2009 Jobsinsite, pursuant to Delaware law, and upon the unanimous written consent of the company's (JOBI Del.) shareholders, the company filed articles of conversion with the Secretary of State of Delaware to convert the Corporation (JOBI.Del) into Soleil Capital, L.P. a Delaware limited partnership to be managed by Soleil Capital Management LLC, a Delaware limited liability company.

Pursuant to Delaware law Title 8 Chapter IX sec. 6(f) said conversion shall not result in the dissolution of Jobsinsite and as such Jobsinsite has maintained its listing on the over the counter bulletin board.

Moreover, in accordance with Delaware Law Title 8, Chapter 1 Subchapter IX section 266(h) When a corporation has been converted to another entity or business form pursuant to this section, the other entity or business form shall, for all purposes of the laws of the State of Delaware, be deemed to be the same entity as the corporation. When any conversion shall have become effective under this section, for all purposes of the laws of the State of Delaware, all of the rights, privileges and powers of the corporation that has converted, and all property, real, personal and mixed, and all debts due to such corporation, as well as all other things and causes of action belonging to such corporation, shall remain vested in the other entity or business form to which such corporation has converted and shall be the property of such other entity or business form, and the title to any real property vested by deed or otherwise in such corporation shall not revert or be in any way impaired by reason of this chapter; but all rights of creditors and all liens upon any property of such corporation shall be preserved unimpaired, and all debts, liabilities and duties of the corporation that has converted shall remain attached to the other entity or business form to which such corporation has converted, and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as such other entity or business form. The rights, privileges, powers and interest in property of the corporation that has converted, as well as the debts, liabilities and duties of such corporation, shall not be deemed, as a consequence of the conversion, to have been transferred to the other entity or business form to which such corporation has converted for any purpose of the laws of the State of Delaware.

DESCRIPTION OF BUSINESS

History

We were incorporated in New York on July 19, 2004, as Jobsinsite.com, Inc., Our Articles were amended on August 5, 2004, to change our name to Jobsinsite, Inc., on June 18, 2009 we merged with a Delaware corporation and became Jobsinsite, Inc., a Delaware corporation. And on July 1, 2009 we filed articles of conversion with the secretary of state of Delaware and became Soleil Capital L.P., a Delaware limited partnership. We are managed by Soleil Capital Management LLC, a Delaware limited liability company.

Since our inception the company has generated nominal revenues through the sale of software items related to the job search industry. Management believes that an opportunity exists in the market to acquire interests in secondary transactions of venture backed enterprises, distressed assets; including but not limited to real estate and other investment opportunities; and as a result and in an effort to establish operations in the venture capital and private equity industry, has reorganized the business as a public limited partnership.

Our Business

We are a development stage private equity and early stage venture capital fund; to date We have not raised any investment funds, nor have we made any investments on behalf of Soleil, its investors or any limited partners. We are organized as a limited partnership and intend to operate as a publicly traded alternative asset manager in the private equity industry; in connection therewith we intend to form and raise a group of investment funds and vehicles that invest capital for long-term appreciation through a strategic and opportunistic approach to investing.

Private Equity

Secondaries Funds

Management believes that an opportunity exists for the creation of several single purpose vehicles or issuer-specific funds with the objective of acquiring shares in late stage private venture backed companies, such as Facebook and Twitter. To accomplish our investment objective, We would form a limited partnership (LP) or a limited liability company (LLC) which we would manage, we would solicit investments from investors, (ie. limited partners) for the purpose of acquiring shares in a target company from either the company's current or former employees, founders, or shareholders, including but not limited to the company's early stage and or venture capital investors. The shares would be held in the limited partnership we organize and manage until they are eligible to be sold in the target company's liquidity event, (an IPO or an acquisition) or until such time as We may otherwise sell the shares to a qualified buyer.

Selection Criteria

Our criteria for selecting investment opportunities in these types of transactions is based primarily on the company, its financial backers, be it angel investors or venture capitalists and its management. While we plan to establish issuer-specific funds for Facebook and Twitter, We also plan to seek to raise and acquire shares in less mature businesses where there is less market demand, lower valuations in addition to significant growth prospects. Our selection criteria is based primarily on the sophistication and track record of a company's financial backers, due in part to the fact that in secondary transactions, we will not be purchasing shares directly from the company and as such will not have access to information typically sought and received during a typical investment process, including but not limited to, such basic information as financial statements, profitability, number of customers etc. Moreover we will be relying in large part on the company's existing investors for the valuation at which we enter into our positions, both because company and its investors typically reserve right of first refusal to purchase shares that are available for sale in any secondary transaction and our entry point will likely be at or about the last round of capital that the Company raised, or should there be market demand for the shares, at a premium thereto.

Market for Shares

We believe that there is adequate supply for shares in the types of companies we seek to target, both by dealing with early investors and employees directly and through the several markets that have emerged which offer shares for sale, such as Second Market, and Sharespost.

Venture Capital

Management believes that an opportunity exists for the creation of a venture capital fund, specifically a fund that focuses its investments at the seed stage. This type of fund, would provide investment capital in exchange for equity in companies at a company's earliest stage of development, often times before a product or service has been developed. These type of investments are the most speculative of venture capital investments. Seed stage investments are typically relatively small in nature as compared to later stage venture investing. An investment at the seed stage is typically no larger than $50,000 and carries with it the opportunity to invest in later funding rounds which are dilutive to the funds equity position.

Selection Criteria

Our criteria for selecting investment opportunities in these type of companies is based primarily on the founders, the company's financial backers, including but not limited to seed funds, business incubators, venture capital funds and angel investors who have previously invested or who are co-investing in the funding round. Our selection criteria is based primarily on the level of sophistication and track record of management and their financial backers and as a result our success or failure will be largely dependent on the performance and success of others.

Investment Opportunities

We believe that investment opportunities will be available to us although we will be competing for investment opportunities with more established, better funded funds with more experienced management with stronger track records of success.

Structure and Operation of Our Investment Funds

The private equity funds that we intend to sponsor and manage like most private equity funds, will have finite lives and investment periods. Funds will be organized as a single partnership or a combination of separate domestic and overseas partnerships with each partnership being controlled by a general partner. Fund investors are limited partners who agree to contribute a specified amount of capital to the fund from time to time for use in qualifying investments during the investment period, which generally lasts up to six years depending on how quickly capital is deployed. Each fund's general partner is generally entitled to a carried interest that allocates to it 20% of the net profits realized by the limited partners from the fund's investments and an annual management fee of 2%,

We intend to enter into management agreements with our funds pursuant to which we receive management fees in exchange for providing the funds with management and other services. These management fees are calculated based on the amount of capital committed to a fund during the investment period and thereafter on the cost basis of the fund's investments, which causes the fees to be reduced over time as investments are liquidated. These management fees will be paid by fund investors, who generally contribute capital to the fund in order to allow the fund to pay the fees to us. Our funds generally allocate management fees across individual investments and, as and when an investment generates returns, 20% of the allocated management fee is required to be returned to investors before a carried interest may be paid.

Incentive Arrangements / Fee Structure

At such time as we may hire investment adviser, said advisers would generally receive an annual management fee that ranges from 1% to 1.50% of the investment fund's capital commitments during the investment period and from 0.75% to 1.75% of invested capital after the investment period and for general partners or similar entities a performance-based allocation fee (or similar incentive fee) equal to a range of 10% to 20% of the applicable fund's net capital appreciation per annum, subject to certain net loss carry-forward provisions (known as a "high water mark"). The management fees are payable on a regular basis (typically quarterly) in the contractually prescribed amounts noted above over the life of the fund and do not depend on the investment performance of the fund. The general partner or an affiliate of each of our funds also receives carried interest from the investment fund. Carried interest entitles the general partner (or an affiliate) to a preferred allocation of income and gains from a fund. The carried interest is typically structured as a net profits interest in the applicable fund. In the case of our carry funds, carried interest is calculated on a "realized gain" basis, and each general partner is generally entitled to a carried interest equal to 20% of the net realized income and gains (generally taking into account unrealized losses) generated by such fund. Net realized income or loss is not netted between or among funds. For most carry funds, the carried interest is subject to an annual preferred limited partner return ranging from 7.0% to 10.0%, subject to a catch-up allocation to the general partner. If, at the end of the life of a fund, as a result of diminished performance of later investments in a carry fund's life, the carry fund has not achieved investment returns that (in most cases) exceed the preferred return threshold or (in all cases) the general partner receives in excess of 20% of the fund's net profits over the life of the fund, we will be obligated to repay an amount equal to the carried interest that was previously distributed to us that exceeds the amounts to which we are ultimately entitled. This obligation is known as a "clawback" obligation and is an obligation of any person who directly received such carried interest, including us and our employees who participate in our carried interest plans. Although a portion of any distributions by us to our unitholders may include any carried interest received by us, we do not intend to seek fulfillment of any clawback obligation by seeking to have our unitholders return any portion of such distributions attributable to carried interest associated with any clawback obligation. The clawback obligation operates with respect to a given carry fund's own net investment performance only and performance fees of other funds are not netted for determining this contingent obligation. Moreover, although a clawback obligation is several, the governing agreements of most of our funds provide that to the extent another recipient of carried interest (such as a current or former employee) does not fund his or her respective share, then we and our employees who participate in such carried interest plans may have to fund additional amounts (generally up to an additional 50%) beyond what we actually received in carried interest, although we will retain the right to pursue any remedies that we have under such governing agreements against those carried interest recipients who fail to fund their obligations. Our ability to generate carried interest is an important element of our business.

For additional information concerning the clawback obligations we could face, see "-Item 1A. Risk Factors-We may not have sufficient cash to pay back "clawback' obligations if and when they are triggered under the governing agreements with our investors."

Capital Invested In and Alongside Our Investment Funds

To further align our interests with those of investors in our investment funds, we plan to invest the firm's capital and that of our personnel in the investment funds we sponsor and manage. We refer to these investments as co-investments or "side-by-side investments." Co-investments and side-by-side investments are investments in portfolio companies or other assets on the same terms and conditions as those acquired by the applicable fund. Co-investments refer to investments arranged by us that are made by our limited partner investors (and other investors in some instances) in a portfolio company or other assets alongside an investment fund. In certain cases, limited partner investors may pay additional management fees or carried interest in connection with such co-investments. Our side-by-side investments are not generally subject to management fees or carried interest.

Competition

We compete with public and private asset managers for both investors and investment opportunities. The firm's competitors consist primarily of sponsors of public and private investment funds, business development companies, investment banks, commercial finance companies and operating companies acting as strategic buyers. We believe that competition for investors is based primarily on investment performance; business reputation; the duration of relationships with investors; the quality of services provided to investors; pricing; and the relative attractiveness of the types of investments that have been or are to be made. We believe that competition for investment opportunities is based primarily on the pricing, terms and structure of a proposed investment and certainty of execution.

As a startup venture, entities that we compete with as an alternative asset manager will have greater financial, technical, marketing and other resources and more personnel than us in addition to longer operating histories, more established relationships and greater experience. Several of our competitors also have recently raised, or are expected to raise, significant amounts of capital and have investment objectives that are similar to the investment objectives of our funds, which may create additional competition for investment opportunities. Some of these competitors may also have lower costs of capital and access to funding sources that are not available to us, which may create competitive advantages for them. In addition, some of these competitors may have higher risk tolerances, different risk assessments or lower return thresholds, which could allow them to consider a wider range of investments and to bid more aggressively than us for investments.

Regulatory and Compliance Matters

Our businesses, as well as the financial services industry generally, are subject to extensive regulation in the United States and elsewhere, however due to our small size and lack of any appreciable assets, we are not at this time required to register with the SEC or other regulatory authorities.

Our operations are subject to regulation and supervision in a number of jurisdictions. The level of regulation and supervision to which we are subject varies from jurisdiction to jurisdiction and is based on the type of business activity involved. We, in conjunction with our outside advisors and counsel, seek to manage our business and operations in compliance with such regulation and supervision. The regulatory and legal requirements that apply to our activities are subject to change from time to time and may become more restrictive, which may make compliance with applicable requirements more difficult or expensive or otherwise restrict our ability to conduct our business activities in the manner in which they are now conducted. Changes in applicable regulatory and legal requirements, including changes in their enforcement, could materially and adversely affect our business and our financial condition and results of operations. As a matter of public policy, the regulatory bodies that regulate our business activities are responsible for safeguarding the integrity of the securities and financial markets and protecting investors who participate in those markets rather than protecting the interests of our unitholders

Employees

We currently do not have any employees, Our founder, who is also the founder and CEO of our general partner manages our operations.Mr. Laufer has not received and is not receiving cash compensation from the company.

Description of Property

We occupy, at no expense to the company, office space provided by our founder. We do not have any leases in place covering our office locations, our office is provided to us at the will of our founder. Our current facilities are adequate for our current needs.

Legal proceedings

There are no current, pending or threatened legal proceedings against the company.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes certain material federal income tax considerations relating to the proposed conversion of shares of common stock to limited partnership units. This discussion is based upon the Internal Revenue Code, existing and proposed regulations thereunder, legislative history, judicial decisions, and current administrative rulings and practices, all as amended and in effect on the date hereof. Any of these authorities could be repealed, overruled, or modified at any time. Any such change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described herein. No ruling from the Internal Revenue Service (the "IRS") with respect to the matters discussed herein has been requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

This discussion may not address federal income tax consequences that may be relevant to particular shareholders in light of their personal circumstances or to shareholders who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local or foreign laws.

SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCE OF THE EXCHANGE OF COMMON STOCK INTERESTS FOR LIMITED PARTNERSHIP INTERESTS, INCLUDING THE APPLICABILITY OF ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION.

The effect of the conversion is to convert the corporation into a limited partnership; as a result of the conversion the exchange of shares of common stock for limited partnership interests is regarded as a taxable event under internal Revenue Service rules. The exchange has a de facto effect of a liquidation and distribution of assets to shareholders on a pro-rata basis. As of the date of the merger and resulting conversion, the company had no assets or liabilities and inasmuch the conversion is not expected to have a tax consequence on the company's shareholders.

Subsequent to the merger, Soleil Capital L.P. will be treated as a partnership and not as a corporation for U.S. federal income tax purposes. An entity that is treated as a partnership for U.S. federal income tax purposes is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner is required to take into account its allocable share of items of income, gain, loss and deduction of the partnership in computing its U.S. federal income tax liability, regardless of whether or not cash distributions are then made. Accordingly, an investor in this offering will generally be required to pay U.S. federal income taxes with respect to the income and gain of Soleil Capital L.P. that is allocated to such investor, even if Soleil Capital L.P. does not make cash distributions.

DESCRIPTION OF COMMON UNITS

Common Units

Our common units represent limited partner interests in us. The holders of our common units are entitled to participate in our distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of our common units in and to our distributions, see "Cash Distribution Policy". For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, see "Material Provisions of The Soleil Capital L.P. Partnership Agreement".

Unless our general partner determines otherwise, we will issue all our common units in uncertificated form.

Transfer of Common Units

By acceptance of the transfer of our common units in accordance with our partnership agreement, each transferee of our common units is admitted as a common unitholder with respect to the common units transferred when such transfer and admission is reflected in our books and records.

Additionally, each transferee of our common units:

  represents that the transferee has the capacity, power and authority to enter into our partnership agreement;
  will become bound by the terms of, and will be deemed to have agreed to be bound by, our partnership agreement;
  gives the consents, approvals, acknowledgements and waivers set forth in our partnership agreement.

A transferee will become a substituted limited partner of our partnership for the transferred common stock automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our partnership for the transferred common stock.

Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. A beneficial holder's rights are limited solely to those that it has against the record holder as a result of any agreement between the beneficial owner and the record holder.

Transfer Agent and Registrar

Island Stock Transfer is the registrar and transfer agent for our common units. You may contact the registrar and transfer agent at 100 Second Avenue South, Suite 705S St. Petersburg, Florida 3370.

MARKET PRICE OF AND CASH DISTRIBUTIONS OF THE REGISTRANT'S COMMON UNITS AND RELATED STOCKHOLDER MATTERS

Jobsinsite's common stock is currently listed on the Over the Counter Bulletin Board under the stock ticker symbol "JOBI," however there is no established public market for Jobsinsite's common stock and such a market may not develop or be sustained. Since the company's inception and subsequent listing on the Over the Counter Bulletin Board, only two trades have been executed. The Company's common equity is quoted at a bid price of $1.50 and an ask price of $6.50. As a result of the conversion and subsequent to the issuance of our common units pursuant to this prospectus, we will exchange each share of common stock with a common limited partnership unit, at which time a new ticker symbol will be assigned to our common units, however it is still unlikely that an established public market for our equities will develop.

There are approximately fifty holders of the Company's securities. The conversion did not effect the amount and percentage of present holdings of the registrant's common equity owned beneficially by (i) any person (including any group as that term is used in section 13(d)(3) of the Exchange Act) who is known to the registrant to be the beneficial owner of more than five percent of any class of the registrant's common equity and (ii) each director and nominee and (iii) all directors and officers as a group, and the registrant's present commitments to such persons with respect to the issuance of shares of any class of its common equity.

Jobsinsite, since its inception has never paid dividends and as a newly converted limited partnership we have no assets or free cash flow from operations to distribute to our common unitholders. If we are successful in developing our business, Our intention is to distribute, from time to time, and on a pro-rata basis, to our common unitholders Soleil Capital L.P.'s net after-tax share of our annual adjusted cash flow from operations in excess of amounts determined by our general partner to be necessary or appropriate to provide for the conduct of our business and to make appropriate investments in our business.

Under the Delaware Limited Partnership Act, we may not make a distribution to a partner if after the distribution all our liabilities, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of our assets. If we were to make such an impermissible distribution, any limited partner who received a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Limited Partnership Act would be liable to us for the amount of the distribution for three years.

Additionally, by paying cash distributions rather than investing that cash in our businesses, we might risk slowing the pace of our growth, or not having a sufficient amount of cash to fund our operations, new investments or unanticipated capital expenditures, should the need arise.

The Company does not currently have in place any equity compensation plans, nor has the Company authorized any securities for issuance under any equity compensation plans.

MANAGEMENT'S DISCUSSIONAND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following Management's Discussion and Analysis together with our financial statements and notes to those financial statements included elsewhere in this report. This discussion contains forward-looking statements that are based on our management's current expectations, estimates and projections about our business and operations. Our actual results may differ from those currently anticipated and expressed in such forward-looking statements.

Overview

We were incorporated in New York on July 19, 2004, as Jobsinsite,.com, Inc., Our Articles were amended on August 5, 2004, to change our name to Jobsinsite, Inc. on June 18, 2009 we merged with a Delaware corporation and became Jobsinsite, Inc., a Delaware corporation. And on July 1, 2009 we filed articles of conversion with the secretary of state of Delaware and became Soleil Capital L.P., a Delaware limited partnership. We are managed by Soleil Capital Management LLC, a Delaware limited liability company.

Since our inception the company has generated nominal revenues through the sale of software items related to the job search industry. Management believes that an opportunity exists in the market to acquire interests in secondary transactions of venture backed enterprises and investing in seed and early stage venture capital investment opportunities; and as a result and in an effort to establish operations in the venture capital and private equity industry, has reorganized the business as a public limited partnership.

How We Generate Revenue

As a public private equity company, the Company is primarily engaged in the business of generating positive investment returns and capital appreciation through a strategic and opportunistic approach to investing and the subsequent allocation of capital and managerial assistance to emerging businesses with high growth potential.

To date we have not begun raising investment capital, all of our investments to date were made through the issuance of our common stock, the proceeds from our stock sales to date are expected to cover our organizational costs, the preparation of this registration statement and to provide us working capital to enable us to expand our search for investment opportunities and investment capital.

Business Operations

Our plan is to sponsor and manage a group of funds whose purpose is to acquire and /or invest in high-risk venture capital investments and to purchase interests in venture backed businesses in secondary transactions.

As a private equity and venture capital investor, we expect to spend significant time and effort identifying, structuring, performing due diligence, monitoring, developing, valuing, and ultimately exiting our investments.

We expect our investment activity to be primarily focused on making long-term investments in the equity of private early and development stage companies and in companies whose employees and early investors are seeking liquidity of their interests in privately held businesses. Due to the nature of these investments, we anticipate an inability to assess a meaningful and accurate valuation on our holdings, until such time as our portfolio companies are able to ramp up their planned and normal business operations, establish revenues, and secure additional capital through further subsequent funding rounds and until a liquidity event for the holdings we acquire in secondary transactions.

As a result, we expect that on average, our portfolio companies will require a period of at least twelve to twenty-four months following our investment, depending on the stage of the company and the timing of our involvement, before a meaningful valuation can be established.

Moreover, due to the nature of our investments and the early stage of the businesses we invest in, we do not expect to see returns on our investments, those made with cash or those made in return for issuances of our securities, for an average of 1-6 years after an investment is made.

Results of Operations for the Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009

Our income for the twelve months ended December 31, 2010 & 2009 was $0, respectively.

General and administrative expenses for the twelve months ended December 31, 2010 were $8,471. This was an increase of $4,683, or 124%, as compared to general and administrative expenses of $3,788 for the twelve months ended December 31, 2009. The increase in our general and administrative expenses was due to higher costs in connection with our reporting obligations as a delaware limited partnership and other costs associated with our reporting obligations as a public company.

We had net loss of $8,471 (or basic and diluted loss per share of $0.003) for the twelve months ended December 31, 2010, as compared to net loss of $3,788 (or basic and diluted loss per share of $0.001) for the period the twelve months December 31, 2009. Our net loss increased due to higher costs in connection with our disclosure requirements as a public company.

Liquidity and Capital Resources

As of December 31, 2010, we had total current assets of $0 consisting of cash.

As of December 31, 2010, we had total current liabilities of $18,471 consisting of a $10,600 loan payable to our chief executive officer accrued in connection with our ongoing disclosure requirements and $7,871 in accounts payable.

We had negative working capital of $18,471 as of December 31, 2010.

We had an accumulated deficit of $107,439 and total stockholders' deficiency of $18,471 as of December 31, 2010.

Our net cash used in operating activities was $600 for the twelve months end December 31, 2010 which included net loss of $8,471 and an increase in accounts payable to $7,871 as compared to net cash used in operating activities of $10,828 for the twelve months end December 31, 2009 which included a net loss of $3,788 and accounts payable of $7,040. Net cash used in operating activities was $55,425 since our inception on July 19, 2004 through December 31, 2010.

Cash flows from operations were not sufficient to fund our requirements during the twelve months ended December 31, 2010. To make up for some of this short fall, we accrued $7,871 in accounts payable and had $600 in net cash provided by financing activities for the twelve months ended December 31, 2010, which consisted solely of a loan provided by management.

At this time, we have not secured or identified any additional financing to execute our plan of operations over the next 12 months. We do not have any firm commitments nor have we identified sources of additional capital from third parties or from shareholders. There can be no assurance that additional capital will be available to us, or that, if available, it will be on terms satisfactory to us. Any additional financing may involve dilution to our shareholders. In the alternative, additional funds may be provided from cash flow in excess of that needed to finance our day-to-day operations, although we may never generate this excess cash flow. If we do not raise additional capital or generate additional funds, implementation of our plans for expansion will be delayed. If necessary we may withdraw from certain growth strategies to conserve cash for continued operation.

COMPARISON OF RIGHTS PRIOR TO AND AFTER THE RESTRUCTURING TRANSACTION

This section describes the material differences between the rights of holders of Jobsinsite shareholders prior to the conversion and the rights of Soleil Capital L.P. common unitholders after the conversion. As a result of the conversion, Jobsinsite became a limited partnership and will be managed by Soleil Capital Management L.L.C.. The common limited partnership units that former Jobsinsite stockholders will receive as a result of the conversion carry different rights than Jobsinsite common stock.

As a result of the conversion the Agreement of Limited Partnership replaced the certificate of incorporation, and bylaws, of Jobsinsite. The Agreement of Limited Partnership permanently changes your relationship and rights as it relates to how you will interact with us.

Owners of Soleil Capital L.P. common units should carefully review the differences in the rights and obligations that will result from these changes in corporate structure.

This section does not include a complete description of all differences among the rights of the Jobsinsite shareholders and Soleil Capital L.P. common unitholders, nor does it include a complete description of their specific rights. Furthermore, the identification of some of the differences in these rights as material is not intended to indicate that other differences that may be equally important do not exist. All Soleil Capital L.P. unitholders are urged to read carefully the relevant provisions of the Delaware Limited Partnership Act as well as our Agreement of Limited Partnership.

Equity Interests

Before the Conversion	After the Conversion

Jobsinsite, Inc.:	Soleil Capital L.P.:
  Common Stock. Jobsinsite, Inc. is a Delaware, formerly New York corporation authorized to issue up to (i) 50,000,000 shares of common stock, par value $0.001 per share; of which 2,625,425 shares were issued and outstanding. The remaining authorized but unissued shares common stock were available for possible future issuance.

  The Soleil Capital L.P. is a Delaware limited partnership without the authority to issue capital stock.

  Soleil Capital L.P. is authorized to issue limited partnership units (common units). Soleil Capital L.P.'s limited partnership units are issued subject to the approval of its general partner, Soleil Capital Management LLC. There are 2,625,425 limited partnership units outstanding.

Ownership and Transfer of Equity Interests

Before the Conversion	After the Conversion

Jobsinsite, Inc.:	Soleil Capital L.P.:
Shares of common stock are fully paid, non-assessable and can be freely transferred in accordance with federal and state securities laws.
  Common units are fully paid and non-assessable and may be freely transferred in accordance with federal and state securities laws.

  Limited Call Right. If at any time less than 10% of the then issued and outstanding limited partner interests of any class (other than special voting units), including our public common units, are held by persons other than our general partner and its affiliates, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

  1. the current market price as of the date three days before the date the notice is mailed, and

  2. the highest cash price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests.

  Non-Citizen Assignees; Redemption. If we are or become subject to federal, state or local laws or regulations that in the determination of our general partner create a substantial risk of cancellation or forfeiture of any property in which the partnership has an interest because of the nationality, citizenship or other related status of any limited partner, we may redeem the common units held by that limited partner at their current market price. To avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines, with the advice of counsel, after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee does not have the right to direct the voting of his common units and may not receive distributions in kind upon our liquidation.

Voting Rights

Before the Conversion	After the Conversion

Jobsinsite, Inc.:	Soleil Capital L.P.:
Holders of common stock will be entitled to one vote per share. A stockholder is entitled to vote, either in person or by proxy, for each share of stock that a shareholder owns.
  Holders common units and otherwise entitled to vote have a right to vote on matters presented to limited partner common unit holders for their vote. A common unit holder is entitled to one vote, either in person or by proxy, for each common unit that the limited partner owns.

Quorum and Vote Required

Before the Conversion	After the Conversion

Jobsinsite, Inc.:	Soleil Capital L.P.:
  The holders of stock of Jobsinsite, Inc. representing a majority of the total votes entitled to be cast at a meeting, present in person or by proxy, constitute a quorum entitled to take action with respect to the vote on any matter.

  Under Delaware law, approval of a merger, amendment of the certificate of incorporation, sale of all or substantially all assets or dissolution require the approval of a majority of the outstanding shares of Jobsinsite, Inc.

  Directors are elected by a plurality of votes cast.

  A majority of the common unit owners entitled to vote, present in person or represented by proxy, constitutes a quorum at all meetings of the members for the transaction of business.

  Our general partner may not be removed unless that removal is approved by the vote of the holders of at least 66 2/3% of the outstanding voting units and we receive an opinion of counsel regarding limited liability and tax matters.

  If at any time any Person or Group (other than the General Partner or its Affiliates) Beneficially Owns 20% or more of any class of Outstanding Common Units, all Common Units owned by such Person or Group shall not be entitled to be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes.

  Our general partner may generally make amendments to our partnership agreement or certificate of limited partnership without the approval of any limited partner to reflect:
    a change in the name of the partnership, the location of the partnership's principal place of business, the partnership's registered agent or its registered office, the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement, a change that our general partner determines is necessary or appropriate for the partnership to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or other jurisdiction or to ensure that the partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes, an amendment that our general partner determines to be necessary or appropriate to address certain changes in U.S. federal income tax regulations, legislation or interpretation, an amendment that is necessary, in the opinion of our counsel, to prevent the partnership or our general partner or its directors, officers, agents or trustees, from having a material risk of being in any manner being subjected to the provisions of the 1940 Act, the Advisers Act or "plan asset" regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor, an amendment that our general partner determines in its sole discretion to be necessary or appropriate for the creation, authorization or issuance of any class or series of partnership securities or options, rights, warrants or appreciation rights relating to partnership securities, any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone, an amendment effected, necessitated or contemplated by an agreement of merger, consolidation or other business combination agreement that has been approved under the terms of our partnership agreement, any amendment that in the sole discretion of our general partner is necessary or appropriate to reflect and account for the formation by the partnership of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our partnership agreement, a change in our fiscal year or taxable year and related changes, a merger with or conversion or conveyance to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conversion or conveyance other than those it receives by way of the merger, conversion or conveyance, any other amendments substantially similar to any of the matters described above.

Dividends/Distributions

Before the Conversion	After the Conversion

Jobsinsite, Inc.:	Soleil Capital L.P.:
  Subject to Delaware law, holders of Jobsinsite, Inc. common stock are entitled to receive such dividends or other distributions out of funds legally available for those purposes, as may be declared by the board of directors.

  The General Partner, in its sole discretion, may authorize distributions by the Partnership to the Partners, which distributions shall be made Pro Rata in accordance with the Partners' respective Percentage Interests.

Governance Structure-Board Composition

Before the Conversion	After the Conversion

Jobsinsite, Inc.:	Soleil Capital L.P.:
  The board of directors of Jobsinsite, Inc. consists of 1 director.

  Each director will serve a one-year term or until his or her successor is elected and qualified.

  There is no limit on the number of terms a director may serve on either board.

  Soleil Capital L.P.'s board of directors is the board of directors or managers of its general partner Soleil Capital Management LLC. There is currently 1 manager/director of our general partner.

  Soleil Capital Management LLC. may add or remove additional managers and or directors from time to time.

  There are no limitations on the number of terms a manager/director may serve.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names, ages and positions of the executive officers, directors and director nominees of our general partner, Soleil Capital Management L.L.C.

Name	Postion Held with the Company	Age	Date First Elected or Appointed
Adam J Laufer	PEO, PFO and Chariman Of the Board of Directors	37	January 2, 2009

Adam J Laufer is the Chairman and Chief Executive Officer of Soleil Capital L.P. and the Chairman of the board of directors of our general partner. Mr. Laufer acquired control of Jobsinsite, in January 2009 and has been involved in all phases of the firm's conversion to Soleil Capital L.P. Mr. laufer is a member in good standing of the Florida Bar. Mr. Laufer is a practicing attorney specializing in corporate securities law, Blue Sky Law and mergers & acquisitions. Mr. Laufer's practice included preparing private placement memorandums for his clients and assisting his clients in presenting their businesses to venture capital and private equity sources. Mr. Laufer has represented clients in their Securities & Exchange Commission filings, including but not limited to periodic reports and initial public offering filings. Mr. Laufer has significant experience in working with, start-up, development stage and micro cap businesses in developing their business plan, identifying funding and growth opportunities, and in implementing liquidity strategies. Mr. Laufer's has successfully executed transactions on behalf of his clients, in excess of $150 million in market capitalization on the public markets and $30 million in private company valuation. Mr. Laufer received a Bachelor of Arts degree in political science from Florida International University and received his Juris Doctorate from the University of Miami School of Law in 1999.

Partnership Management and Governance

Our general partner, Soleil Capital Management L.L.C., manages all of our operations and activities. Our general partner is authorized in general to perform all acts that it determines to be necessary or appropriate to carry out our purposes and to conduct our business. Our partnership agreement provides that our general partner in managing our operations and activities is entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any limited partners, and will not be subject to any different standards imposed by the partnership agreement, the Delaware Limited Partnership Act or under any other law, rule or regulation or in equity. Soleil Capital Management L.L.C. is wholly-owned by our senior managing directors and controlled by our founder, Mr. Laufer. Our common unitholders have only limited voting rights on matters affecting our business and therefore have limited ability to influence management's decisions regarding our business. The voting rights of our common unitholders are limited as set forth in our partnership agreement and in the Delaware Limited Partnership Act.

Soleil Capital Management L.L.C. does not receive any compensation from us for services rendered to us as our general partner. Our general partner is reimbursed by us for all expenses it incurs in carrying out its activities as general partner of the Partnership, including compensation paid by the general partner to its directors and the cost of directors and officers liability insurance obtained by the general partner.

The limited liability company agreement of Soleil Capital Management L.L.C. establishes a board of directors that is responsible for the oversight of our business and operations. Our general partner's board of directors is elected in accordance with its limited liability company agreement, where our senior managing directors have agreed that our founder, Mr. Laufer will have the power to appoint and remove the directors of our general partner. The limited liability company agreement of our general partner provides that at such time as Mr. Laufer should cease to be a founder, such power will revert to the members of our general partner holding a majority in interest in our general partner. We refer to the board of directors of Soleil Capital Management L.L.C as the "board of directors of our general partner." The board of directors of our general partner has a total of one member; that director, is namely our founder Mr. Adam Laufer.

We do not currently maintain an audit committee, conflicts committee or an executive committee.

Board Composition

Our general partner seeks to ensure that the board of directors of our general partner will be composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the board to satisfy its oversight responsibilities effectively. In identifying candidates for membership on the board of directors of our general partner, Mr. Laufer will take into account (a) minimum individual qualifications, such as strength of character, mature judgment, industry knowledge or experience and an ability to work collegially with the other members of the board of directors, and (b) all other factors he considers appropriate.

After conducting an initial evaluation of a candidate, Mr. Laufer will interview that candidate if he believes the candidate might be suitable to be a director. If, following such interview and any consultations with senior management, Mr. Laufer believes a candidate would be a valuable addition to the board of directors, he will appoint that individual to the board of directors of our general partner.

Director Compensation

We do not currently have any non-employee directors and no additional compensation is currently paid to Mr. Laufer in connection with his directorship over and above his employee based compensation.

Code of Ethics

The Company has a code of ethics, "Business Conduct: "Code of Conduct and Policy," that applies to all of the Company's employees, including its principal executive officer, principal financial officer and principal accounting officer, and the Board. A copy of this code is attached as an exhibit to our Form 10-k as filed on March 30, 2011. The Company intends to disclose any changes in or waivers from its code of ethics by posting such information on its website or by filing a Form 8-K.

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

In connection with the merger Soleil Capital L.P.'s general partner, Soleil Capital Management L.L.C., which is owned by our current executive officer, Adam Laufer, will manage all of our operations and activities. The limited liability company agreement of Soleil Capital Management L.L.C. establishes a board of directors that will be responsible for the oversight of our business and operations. Our general partner's board of directors will be elected in accordance with its limited liability company agreement, where Mr. Laufer (or, following their withdrawal, death or disability, any successor founder designated by him), will have the power to appoint and remove the directors of our general partner. Following the withdrawal, death or disability of our founder (and any successor founder), the power to appoint and remove the directors of our general partner will revert to the members of our general partner who hold a majority in interest in our general partner.

Our common unitholders do not elect our general partner or its board of directors and, unlike the holders of common stock in a corporation, will have only limited voting rights on matters affecting our business and therefore limited ability to influence decisions regarding our business. Furthermore, if our common unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner.

Moreover as a limited partnership we may qualify for exceptions from certain corporate governance and other requirements of the certain SRO's (Self Regulatory Organizations.) Pursuant to these exceptions, limited partnerships may elect not to comply with certain corporate governance requirements, including the requirements (1) that a majority of the board of directors of our general partner consist of independent directors, (2) that we have a nominating/corporate governance committee that is composed entirely of independent directors and (3) that we have a compensation committee that is composed entirely of independent directors. In addition, we will not be required to hold annual meetings of our common unitholders. Accordingly, you may not have the same protections afforded to equityholders of entities that are subject to all of the corporate governance requirements of corporations or other corporate entity structures.

Additionally, conflicts of interest may arise among our general partner and its affiliates, on the one hand, and Soleil Capital L.P. and its common unitholders, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of our common unitholders. These conflicts include, among others, the following:

  our general partner determines the amount and timing of our investments and dispositions, indebtedness, issuances of additional partnership interests and amounts of reserves, each of which can affect the amount of cash, if any, that is available for distribution to you;
  our general partner is allowed to take into account the interests of parties other than us in resolving conflicts of interest, which has the effect of limiting its duties (including fiduciary duties) to our common unitholders.
  other than as set forth in the non-competition and non-solicitation agreements to which our senior managing directors are subject, which may not be enforceable, affiliates of our general partner and existing and former personnel employed by our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us;
  our general partner has limited its liability and reduced or eliminated its duties (including fiduciary duties) under the partnership agreement, while also restricting the remedies available to our common unitholders for actions that, without these limitations, might constitute breaches of duty (including fiduciary duty). In addition, we have agreed to indemnify our general partner and its affiliates to the fullest extent permitted by law, except with respect to conduct involving bad faith, fraud or willful misconduct. By purchasing our common units, you will have agreed and consented to the provisions set forth in our partnership agreement, including the provisions regarding conflicts of interest situations that, in the absence of such provisions, might constitute a breach of fiduciary or other duties under applicable state law;
  our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered, or from entering into additional contractual arrangements with any of these entities on our behalf, so long as the terms of any such additional contractual arrangements are fair and reasonable to us as determined under the partnership agreement;
  our general partner determines how much debt we incur and that decision may adversely affect our credit ratings;
  our general partner determines which costs incurred by it and its affiliates are reimbursable by us;
  our general partner controls the enforcement of obligations owed to us by it and its affiliates; and
  our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

Also, Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligations to us or our common unitholders whatsoever. When our general partner, in its capacity as our general partner, is permitted to or required to make a decision in its "sole discretion" or "discretion" or that it deems "necessary or appropriate" or "necessary or advisable," then our general partner will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any limited partners and will not be subject to any different standards imposed by the partnership agreement, the Delaware Limited Partnership Act or under any other law, rule or regulation or in equity. These modifications of fiduciary duties are expressly permitted by Delaware law. Hence, we and our common unitholders will only have recourse and be able to seek remedies against our general partner if our general partner breaches its obligations pursuant to our partnership agreement. Unless our general partner breaches its obligations pursuant to our partnership agreement, we and our common unitholders will not have any recourse against our general partner even if our general partner were to act in a manner that was inconsistent with traditional fiduciary duties. Furthermore, even if there has been a breach of the obligations set forth in our partnership agreement, our partnership agreement provides that our general partner and its officers and directors will not be liable to us or our common unitholders for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct. These modifications are detrimental to the common unitholders because they restrict the remedies available to common unitholders for actions that without those limitations might constitute breaches of duty (including fiduciary duty).

Whenever a potential conflict of interest exists between us and our general partner, our general partner may resolve such conflict of interest. If our general partner determines that its resolution of the conflict of interest is on terms no less favorable to us than those generally being provided to or available from unrelated third parties or is fair and reasonable to us, taking into account the totality of the relationships between us and our general partner, then it will be presumed that in making this determination, our general partner acted in good faith. A common unitholder seeking to challenge this resolution of the conflict of interest would bear the burden of overcoming such presumption. This is different from the situation with Delaware corporations, where a conflict resolution by an interested party would be presumed to be unfair and the interested party would have the burden of demonstrating that the resolution was fair.

Our general partner may transfer its general partner interest to a third party in a merger or consolidation without the consent of our common unitholders. Furthermore, at any time, the members of our general partner may sell or transfer all or part of their limited liability company interests in our general partner without the approval of the common unitholders, subject to certain restrictions as described elsewhere in this prospectus. A new general partner may have different objectives and governing terms that differ materially from our present management.

MATERIAL PROVISIONS OF THE SOLEIL CAPITAL L.P. PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of the Agreement of Limited Partnership of Soleil Capital L.P., which is referred to in this prospectus as our partnership agreement, is included in this prospectus as Appendix A, and the following summary is qualified by reference thereto.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

  with regard to the transfer of common units, see "Description of Common Units-Transfer of Common Units"; and
  with regard to allocations of taxable income and taxable loss, see "Material U.S. Federal Tax Considerations".

General Partner

Our general partner Soleil Capital Management L.L.C., will manage all of our operations and activities. Our general partner is authorized in general to perform all acts that it determines to be necessary or appropriate to carry out our purposes and to conduct our business. Our partnership agreement provides that our general partner in managing our operations and activities will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any limited partners, and will not be subject to any different standards imposed by the partnership agreement, the Delaware Limited Partnership Act or under any other law, rule or regulation or in equity. Soleil Capital Management L.L.C. is wholly-owned by our senior managing directors and controlled by our founders. See "Management-Composition of the Board of Directors after this Offering". Our common unitholders have only limited voting rights on matters affecting our business and therefore have limited ability to influence management's decisions regarding our business. The voting rights of our common unitholders are limited as set forth in our partnership agreement and in the Delaware Limited Partnership Act. For example, our general partner may generally make amendments to our partnership agreement or certificate of limited partnership without the approval of any common unitholder as set forth under "-Amendment of the Partnership Agreement-No Limited Partner Approval".

Organization

We were formed on June 19, 2009 and have a perpetual existence.

Purpose

Under our partnership agreement we are permitted to engage, directly or indirectly, in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law.

Power of Attorney

Each limited partner, and each person who acquires a limited partner interest in accordance with our partnership agreement, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance, dissolution or termination. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our partnership agreement and certificate of limited partnership, in each case in accordance with our partnership agreement.

Capital Contributions

Our common unitholders are not obligated to make additional capital contributions, except as described below under "-Limited Liability".

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Limited Partnership Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Limited Partnership Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined however that the right, or exercise of the right, by the limited partners as a group:

  to remove or replace our general partner,
  to approve some amendments to our partnership agreement, or to take other action under our partnership agreement,
  constituted "participation in the control" of our business for the purposes of the Delaware Limited Partnership Act, then our limited partners could be held personally liable for our obligations under the laws of Delaware to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner.

Neither our partnership agreement nor the Delaware Limited Partnership Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Limited Partnership Act, a limited partnership may not make a distribution to a partner if after the distribution all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Limited Partnership Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware Limited Partnership

Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Limited Partnership Act will be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Limited Partnership Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Moreover, if it were determined that we were conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We intend to operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to partnership securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of any limited partners.

In accordance with the Delaware Limited Partnership Act and the provisions of our partnership agreement, we may also issue additional partnership interests that have designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to the common units.

Distributions

Distributions will be made to the partners pro rata according to the percentages of their respective partnership interests. See "Cash Distribution Policy".

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. To adopt a proposed amendment, other than the amendments that require limited partner approval discussed below, our general partner must seek approval of a majority of our outstanding units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment.

Prohibited Amendments

No amendment may be made that would:

  enlarge the obligations of any limited partner without its consent, except that any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests may be approved by at least a majority of the type or class of partnership interests so affected, or enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld in its sole discretion.

The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least 90% of the outstanding voting units.

No Limited Partner Approval

Our general partner may generally make amendments to our partnership agreement or certificate of limited partnership without the approval of any limited partner to reflect:

  a change in the name of the partnership, the location of the partnership's principal place of business, the partnership's registered agent or its registered office, the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement, a change that our general partner determines is necessary or appropriate for the partnership to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or other jurisdiction or to ensure that the partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes, an amendment that our general partner determines to be necessary or appropriate to address certain changes in U.S. federal income tax regulations, legislation or interpretation, an amendment that is necessary, in the opinion of our counsel, to prevent the partnership or our general partner or its directors, officers, agents or trustees, from having a material risk of being in any manner being subjected to the provisions of the 1940 Act, the Advisers Act or "plan asset" regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor, an amendment that our general partner determines in its sole discretion to be necessary or appropriate for the creation, authorization or issuance of any class or series of partnership securities or options, rights, warrants or appreciation rights relating to partnership securities, any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone, an amendment effected, necessitated or contemplated by an agreement of merger, consolidation or other business combination agreement that has been approved under the terms of our partnership agreement, any amendment that in the sole discretion of our general partner is necessary or appropriate to reflect and account for the formation by the partnership of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our partnership agreement, a change in our fiscal year or taxable year and related changes, a merger with or conversion or conveyance to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conversion or conveyance other than those it receives by way of the merger, conversion or conveyance, any other amendments substantially similar to any of the matters described in (1) through (11) above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if those amendments, in the discretion of our general partner:

  do not adversely affect our limited partners considered as a whole (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect, are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state or non-U.S. agency or judicial authority or contained in any federal or state or non-U.S. statute (including the Delaware Limited Partnership Act), are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement, or are required to effect the intent expressed in the registration statement of which this prospectus forms a part or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Limited Partner Approval

Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described above under "-No Limited Partner Approval" should occur. No other amendments to our partnership agreement (other than an amendment pursuant to a merger, sale or other disposition of assets effected in accordance with the provisions described under "-Merger, Sale or Other Disposition of Assets") will become effective without the approval of holders of at least 90% of the outstanding common units, unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under the Delaware Limited Partnership Act of any of our limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will also require the approval of the holders of at least a majority of the outstanding partnership interests of the class so affected.

In addition, any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding voting units constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

Our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a majority of the voting power of our outstanding voting units, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. However, our general partner in its sole discretion may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets (including for the benefit of persons other than us or our subsidiaries) without that approval. Our general partner may also sell all or substantially all of our assets under any forced sale of any or all of our assets pursuant to the foreclosure or other realization upon those encumbrances without that approval.

If conditions specified in our partnership agreement are satisfied, our general partner may convert or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The common unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or the Delaware Limited Partnership Act in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Election to be Treated as a Corporation

If our general partner determines that it is no longer in our best interests to continue as a partnership for U.S. federal income tax purposes, our general partner may elect to treat us as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes.

Dissolution

We will dissolve upon:

  the election of our general partner to dissolve us, if approved by the holders of a majority of the voting power of our outstanding voting units, there being no limited partners, unless we are continued without dissolution in accordance with the Delaware Limited Partnership Act, the entry of a decree of judicial dissolution of us pursuant to the Delaware Limited Partnership Act, or the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of general partner interests or withdrawal or removal of our general partner following approval and admission of a successor, in each case in accordance with our partnership agreement.

Upon a dissolution under clause (4), the holders of a majority of the voting power of our outstanding voting units may also elect, within specific time limitations, to continue our business without dissolution on the same terms and conditions described in the partnership agreement by appointing as a successor general partner an individual or entity approved by the holders of a majority of the voting power of the outstanding voting units, subject to our receipt of an opinion of counsel to the effect that:

  the action would not result in the loss of limited liability of any limited partner, and neither we nor any successor limited partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems necessary or appropriate in its judgment, liquidate our assets and apply the proceeds of the liquidation first, to discharge our liabilities as provided in the partnership agreement and by law and thereafter to the partners pro rata according to the percentages of their respective partnership interests as of a record date selected by the liquidator. The liquidator may defer liquidation of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that an immediate sale or distribution of all or some of our assets would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as the general partner prior to June 30, 2017 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates (including us), and furnishing an opinion of counsel regarding tax and limited liability matters. On or after June 30, 2017, our general partner may withdraw as general partner without first obtaining approval of any common unitholder by giving 90 days' advance notice, and that withdrawal will not constitute a violation of the partnership agreement. Notwithstanding the foregoing, our general partner may withdraw at any time without common unitholder approval upon 90 days' advance notice to the limited partners if at least 50% of the outstanding common units are beneficially owned or owned of record or controlled by one person and its affiliates other than our general partner and its affiliates.

Upon the withdrawal of our general partner under any circumstances, the holders of a majority of the voting power of our outstanding voting units may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the voting power of our outstanding voting units agree in writing to continue our business and to appoint a successor general partner. See "-Dissolution" above.

Our general partner may not be removed unless that removal is approved by the vote of the holders of at least 662/3% of the outstanding voting units and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the voting power of our outstanding voting units. Upon completion of this offering, our existing owners will have 87.3% of the voting power in any vote of our unitholders and will accordingly be able to prevent the removal of our general partner. See "-Meetings; Voting" below.

In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to its fair market value. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for a cash payment equal to its fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached within 30 days of the general partner's departure, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. If the departing general partner and the successor general partner cannot agree upon an expert within 45 days of the general partner's departure, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest will automatically convert into common units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we are required to reimburse the departing general partner for all amounts due the departing general partner, including without limitation all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interests

Except for transfer by our general partner of all, but not less than all, of its general partner interests in us to another entity as part of the merger or consolidation of our general partner with or into another entity, our general partner may not transfer all or any part of its general partner interest in us to another person prior to June 30, 2017 without the approval of the holders of at least a majority of the voting power of our outstanding voting units, excluding voting units held by our general partner and its affiliates. On or after June 30, 2017, our general partner may transfer all or any part of its general partner interest without first obtaining approval of any common unitholder. As a condition of this transfer, the transferee must assume the rights and duties of the general partner to whose interest that transferee has succeeded, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability matters. At any time, the members of our general partner may sell or transfer all or part of their limited liability company interests in our general partner without the approval of the common unitholders.

Limited Call Right

If at any time less than 10% of the then issued and outstanding limited partner interests of any class (other than special voting units), including our public common units, are held by persons other than our general partner and its affiliates, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

  the current market price as of the date three days before the date the notice is mailed, and the highest cash price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests.

As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a common unitholder of the exercise of this call right are the same as a sale by that common unitholder of his common units in the market. See "Material U.S. Federal Tax Considerations-United States Taxes-Consequences to U.S. Holders of Common Units".

Sinking Fund; Preemptive Rights

We have not established a sinking fund and we have not granted any preemptive rights with respect to our limited partner interests.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of Soleil Capital L.P. common units then outstanding, record holders of common units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to actupon matters as to which holders of limited partner interests have the right to vote or to act.

Except as described below regarding a person or group owning 20% or more of Soleil Capital L.P. common units then outstanding, each record holder of a common unit of Soleil Capital L.P. is entitled to a number of votes equal to the number of common units held.

Our general partner does not anticipate that any meeting of common unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting, without a vote and without prior notice if consents in writing describing the action so taken are signed by limited partners owning not less than the minimum percentage of the voting power of the outstanding limited partner interests that would be necessary to authorize or take that action at a meeting. Meetings of the limited partners may be called by our general partner or by limited partners owning at least 50% or more of the voting power of the outstanding limited partner interests of the class for which a meeting is proposed. Common unitholders may vote either in person or by proxy at meetings. The holders of a majority of the voting power of the outstanding limited partner interests of the class for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the limited partners requires approval by holders of a greater percentage of such limited partner interests, in which case the quorum will be the greater percentage.

However, if at any time any person or group (other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates) acquires, in the aggregate, beneficial ownership of 20% or more of any class of Soleil Capital L.P. common units then outstanding, that person or group will lose voting rights on all of its common units and the common units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of common unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Except pursuant to section 17-607 as described under "-Limited Liability" above, pursuant to Section 17-804 of the Delaware Limited Partnership Act (which relates to the liability of a limited partner who receives a distribution of assets upon the winding up of a limited partnership and who knew at the time of such distribution that it was in violation of this provision) or as set forth in the partnership agreement, the common units will be fully paid and non-assessable.

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that in the determination of our general partner create a substantial risk of cancellation or forfeiture of any property in which the partnership has an interest because of the nationality, citizenship or other related status of any limited partner, we may redeem the common units held by that limited partner at their current market price. To avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines, with the advice of counsel, after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee does not have the right to direct the voting of his common units and may not receive distributions in kind upon our liquidation.

Indemnification

Under our partnership agreement, in most circumstances we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts:

  our general partner;
  any departing general partner;
  any person who is or was an affiliate of a general partner or any departing general partner;
  any person who is or was a member, partner, tax matters partner, officer, director, employee, agent, fiduciary or trustee of us or our subsidiaries, the general partner or any departing general partner or any affiliate of us or our subsidiaries, the general partner or any departing general partner;
  any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person; or
  any person designated by our general partner.

We have agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We have also agreed to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, the general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable it to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Books and Reports

Our general partner is required to keep appropriate books of the partnership's business at our principal offices or any other place designated by our general partner. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our year ends on December 31 each year.

We will make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also make available summary financial information within 90 days after the close of each quarter. Under our partnership agreement, we will be deemed to have made such annual reports and quarterly financial information available to each record holder of common units if we have either (i) filed the report or information with the SEC via its Electronic Data Gathering, Analysis and Retrieval system and such report or information is publicly available on such system or (ii) made such report or information available on any publicly available website maintained by us.

As soon as reasonably practicable after the end of each fiscal year, we will furnish to each partner tax information (including Schedule K-1), which describes on a U.S. dollar basis such partner's share of our income, gain, loss and deduction for our preceding taxable year. It will most likely require longer than 90 days after the end of our fiscal year to obtain the requisite information from all lower-tier entities so that K-1s may be prepared for Soleil Capital L.P. Consequently, holders of common units who are U.S. taxpayers should anticipate the need to file annually with the IRS (and certain states) a request for an extension past April 15 or the otherwise applicable due date of their income tax return for the taxable year. In addition, each partner will be required to report for all tax purposes consistently with the information provided by us. See "Material U.S. Federal Tax Considerations-United States Taxes-Administrative Matters-Information Returns".

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand and at his own expense, have furnished to him:

  promptly after becoming available, a copy of our U.S. federal, state and local income tax returns; and

  copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable."

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

LEGAL MATTERS

Other than as described below no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Mr. Adam Laufer, Soleil Capital L.P. and Jobsinsite's president and chief executive officer and the sole owner of Soleil Capital management LLC, Soleil Capital, L.P.'s general partner, an attorney, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

EXPERTS

The financial statements of our company included in this registration statement have been audited by Paritz & Company, P.A. to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our company's ability to continue as a going concern) appearing elsewhere in the registration statement and prospectus, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Registration Statement

Soleil Capital L.P. has filed a registration statement on Form S-4 to register with the SEC the Soleil Capital limited partnership units to be issued in connection with the conversion of the company from its predecessor Jobsinsite, Inc.. This document is part of that registration statement. The registration statement and the exhibits to the registration statement contain additional important information about Soleil Capital L.P. its common limited partnership units. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement. For further information about us and our common units, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and in each instance we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the Securities and Exchange Commission maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the Securities and Exchange Commission upon the payment of certain fees prescribed by the Securities and Exchange Commission. You may obtain further information about the operation of the Securities and Exchange Commission's Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the Securities and Exchange Commission. The address of this site is http://www.sec.gov.

Index to Consolidated Financial Statements

Soleil Capital L.P. Balance Sheets as of December 31, 2010 and December 31, 2009
Soleil Capital L.P. Statements of Operations for the two years ended December 31, 2010 & 2009
Soleil Capital L.P. Statements of Changes in Partners' Capital from inception (July 19, 2004) through December 31, 2010.
Soleil Capital L.P. Statements of Cash Flows for the two years ended December 31, 2010 & 2009.

Balance Sheet Of General Partner Soleil Capital Management LLC.
Soleil Capital Management LLC, General Partner Balance Sheet pursuant to Rule 8-08 regulation S-X

Notes to Consolidated Financial Statements

Reports of Paritz & Co., Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Board of Directors
Soleil Capital L.P.
(f/k/a Jobsinsite.com)
Miami, Florida

Gentlemen:

We have audited the accompanying Statement of Financial Condition of Soleil Capital L.P. (f/k/a Jobsinsite.com, Inc.) (the "Company") as of December 31, 2010 and 2009 and the related consolidated statements of operations, changes in partners deficit and cash flows for the years then ended and from inception(July 19, 2004) to December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Soleil Capital L.P.(f/k/a Jobsinsite.com, Inc.), as of December 31, 2010 and 2009 and the results of its operations and its cash flows for the years then ended and from inception(July 19, 2004) to December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

Hackensack, New Jersey March 29, 2011

SOLEIL CAPITAL L.P.

Soleil Capital L.P.
(formerly known as Jobsinsite, Inc.)
(A Development Stage Company)

STATEMENT OF FINANCIAL CONDITION
(audited)

	December 31, 2010	December 31, 2009
Assets
Cash and Cash Equivalents	$0	$0
Accounts Receivable	0	0

Total Assets	$0	$0

Liabilities and Partners’ Deficiency
Loans Payable	$10,600	$10,000
Due to Affiliates	0	0
Accrued Compensation and Benefits	0	0
Accounts Payable, Accrued Expenses and Other Liabilities	7,871	0

Total Liabilities	18,471	10,000

Partners’ Capital (Deficiency)
Partners’ Capital (common units: 2,625,425 issued and outstanding as of December 31, 2010; 2,625,425 issued and outstanding as of December 31, 2009)	88,968	88,968
Deficit Accumulated During the Development Stage	(107,439)	(98,968)

Total Partners’ Capital (Deficiency)	(18,471)	(10,000)

Total Liabilities and Partners’ Deficiency	$0	$0

The accompanying notes are an integral part of these financial statements.

Soleil Capital L.P.
(formerly known as Jobsinsite, Inc.)
(A Development Stage Company)

STATEMENTS OF OPERATIONS
(audited)

	Year Ended		From Inception (July 19, 2004) to
	2010	2009	December 31, 2010
Revenues
Management and Advisory Fees	$-	$-	$
Performance Fees and Allocations	-	-
Investment Income (Loss)	-	-
Interest Income and Other	-	-	6,303

Total Revenues	-	-	6,303

Expenses
Research and Development			3,017
Compensation and Benefits	-	-
Interest	-	-
General, Administrative and Other	8,471	3,788	110,725
Fund Expenses	-	-

Total Expenses	8,471	3,788	113,742

Other Income (Loss)
Net Gains (Losses) from Fund Investment Activities	-	-

Income (Loss) Before Provision (Benefit) for Taxes	-	-
Provision (Benefit) for Taxes	-	-

Net Income (Loss)	(8,471)	(3,788)	(107,439)

Net Income (Loss) Attributable to Soleil Capital L.P.	$(8,471)	$(3,788)	$(107,439)

Net Loss Attributable to Soleil Capital L.P.
Per Common Unit — Basic and Diluted	(0.00)	(0.00)	(0.04)

Weighted-Average Common Units Outstanding — Basic and Diluted	2,625,425	2,625,425	2,625,425

Revenues Earned from Affiliates
Management and Advisory Fees	$0	$0	$0

The accompanying notes are an integral part of these financial statements.

Soleil Capital L.P.
(formerly known as Jobsinsite, Inc.)
(A Development Stage Company)

STATEMENT OF CASH FLOWS
(audited)

	For the Year Ended December 31,		From Inceptinon (July 19, 2004) to
	2010	2009	December 31, 2010
Operating Activities
Net Income (Loss)	(8,471)	(3,788)	(107,439)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by (Used in) Operating Activities:
Net Realized (Gains) Losses on Investments
Changes in Unrealized (Gains) Losses on Investments Allocable toSoleil Capital
Equity-Based Compensation Expense			41,643
Depreciation and Amortization of Intangibles			2,500
Cash Flows Due to Changes in Operating Assets and Liabilities:
Accounts Receivable
Accounts Payable, Accrued Expenses and Other Liabilities	7,871	(7,040)	7,871

Net Cash Used / Provided by Operating Activities	(600)	(10,828)	(55,425)

Investing Activities
Purchase of Furniture, Equipment and Leasehold Improvements			(2,500)

Net Cash Used in Investing Activities			(2,500)

Financing Activities
Distributions to Non-Controlling Interest Holders
Contributions from Non-Controlling Interest Holders			47,325
Proceeds from Loans Payable	600	10,000	10,600
Repayment of Loans Payable
Distributions to Unitholders
Net Cash Provided by (Used in) Financing Activities	600	10,000	57,925
Net Increase (Decrease) in Cash and Cash Equivalents	-	(828)
Cash and Cash Equivalents, Beginning of Period	-	828
Cash and Cash Equivalents, End of Period	-	-

The accompanying notes are an integral part of these financial statements.

Soleil Capital L.P.
(formerly known as Jobsinsite, Inc.)
(A Development Stage Company)

Statements of Changes in Partners' Capital

	Common Units	Partners’ Capital		Comprehensive Income (Loss)		Total Partners’ Capital (Deficiency)
Balance at Inception - July 19, 2004		$		$	)	$

Net Income (Loss)	—		-		(4,525)		(4,525)
Issuance of Common Units	2,040,000
Capital Contributions			4,750		—		4,750
Capital Distributions	—		-		—		-
Equity-Based Compensation	—		-		—		-

Balance at December 31, 2004	2,040,000		$4,750		$(4,525)		$225

	Common Units	Partners’ Capital	Comprehensive Income (Loss)	Total Partners’ Capital (Deficiency)
Balance at December 31, 2004	2,040,000	$4,750	$(4,525)	$225

Net Income (Loss)	—	-	(2,448)	(2,488)
Capital Contributions	—	3,360	—	3,360
Capital Distributions	—	-	—	-
Equity-Based Compensation	—	-	—	-

Balance at December 31, 2005	2,040,000	$8,110	$(6,973)	$1,137

	Common Units	Partners’ Capital	Comprehensive Income (Loss)	Total Partners’ Capital (Deficiency)
Balance at December 31, 2005	2,040,000	$8,110	$(6,973)	$1,137

Net Income (Loss)	—	-	(13,458)	(13,458)
Issuance of Common Units	179,000
Capital Contributions		17,900	—
Capital Distributions	—	-	—	17,900
Equity-Based Compensation	—	-	—	-

Balance at December 31, 2006	2,219,000	$26,010	$(20,431)	$5,579

The accompanying notes are an integral part of these financial statements.

	Common Units	Partners’ Capital	Comprehensive Income (Loss)	Total Partners’ Capital (Deficiency)
Balance at December 31, 2006	2,129,000	$26,010	$(20,431)	$5,579

Net Income (Loss)	—	-	(34,705)	(34,705)
Capital Contributions	—	4,728	—	4,728
Capital Distributions	—	-	—	-
Equity-Based Compensation	—	-	—	-

Balance at December 31, 2007	2,129,000	$30,738	$(55,136)	$(24,398)

	Common Units	Partners’ Capital	Comprehensive Income (Loss)	Total Partners’ Capital (Deficiency)
Balance at December 31, 2007	2,129,000	$30,738	$(55,136)	$(24,398)

Net Income (Loss)	—	-	(40,044)	(40,044)
Issuance of Common Units	406,425
Capital Contributions		58,230	—	58,230
Capital Distributions	—	-	—
Equity-Based Compensation	—	-	—	-

Balance at December 31, 2008	2,625,425	$88,968	$(95,180)	$(6,212

	Common Units	Partners’ Capital	Comprehensive Income (Loss)	Total Partners’ Capital (Deficiency)
Balance at December 31, 2008	2,625,425	$88,968	$(95,180)	$(6,212)

Net Income (Loss)	—	-	(3,788)	(3,788)
Capital Contributions	—	—	—	-
Capital Distributions	—	-	—	-
Equity-Based Compensation	—	-	—	-

Balance at December 31, 2009	2,625,425	$88,968	$(98,968)	$(10,000)

	Common Units	Partners’ Capital	Comprehensive Income (Loss)	Total Partners’ Capital (Deficiency)
Balance at December 31, 2009	2,625,425	$88,968	$(98,968)	$(10,000)

Net Income (Loss)	—	-	(8,471)	(8,471)
Capital Contributions	—	—	—	-
Capital Distributions	—	-	—	-
Equity-Based Compensation	—	-	—	-

Balance at December 31, 2010	2,625,425	$88,968	$(107,439)	$(18,471)

The accompanying notes are an integral part of these financial statements.

Balance Sheet Of Soleil Capital L.P.'s General Partner Soleil Capital Management LLC.

Soleil Capital Management LLC
(General Partner of Soleil Capital L.P.)
As required by Rule 8-08 of Regulation S-X (part c)

Statement of Financial Condition
(audited)

	December 31, 2010		December 31, 2009
Assets
Cash and Cash Equivalents	$		$
Accounts Receivable

Total Assets		$0		$0

Liabilities and Partners’ Capital
Loans Payable	$		$
Due to Affiliates
Accrued Compensation and Benefits
Accounts Payable, Accrued Expenses and Other Liabilities

Total Liabilities		0		0

Partners’ Capital (Deficiency)
Partners’ Capital (common units: 100 issued and outstanding as of December 31, 2010; 2,625,425 issued and outstanding as of December 31, 2009)		1773		1773
Accumulated Other Comprehensive Income (Deficiency)		(1,773)		(1,773)

Total Partners’ Capital (Deficiency)		0		0

Total Liabilities and Partners’ Capital (Deficiency)		$0		$0

The accompanying notes are an integral part of these financial statements.

SOLEIL CAPITAL L.P.
 (A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

December 31, 2010

1. ORGANIZATION

We were incorporated in New York on July 19, 2004, as Jobsinsite,.com, Inc., Our Articles were amended on August 5, 2004, to change our name to Jobsinsite, Inc. on June 18, 2009 we merged with a Delaware corporation and became Jobsinsite, Inc., a Delaware corporation. And on July 1, 2009 we filed articles of conversion with the secretary of state of Delaware and became Soleil Capital L.P., a Delaware limited partnership. We are managed by Soleil Capital Management LLC, a Delaware limited liability company. Uses of estimates in the preparation of financial statements.

Conversion

On June 1st at the Company's annual shareholder meeting, the board of directors submitted to the shareholders for their vote, authorization to re-domicile the company to Delaware; 2,357,632, which represents 89.9% of the total number of shares outstanding and authorized to vote, were cast in FAVOR of the merger. Subsequent to the vote, the company prepared and executed certificates of merger in both New York and Delaware. The merger was effected on June 17, 2009 saw Jobsinsite Corp., a New York Corporation (JOBI NY) merge into Jobsinsite Corp., a Delaware Corporation (JOBI Del,) the surviving entity, pursuant to shareholders' approval at the Annual Shareholders' Meeting held on June 1, 2009.

Subsequent thereto, on July 1, 2009 Jobsinsite, pursuant to Delaware law, and upon the unanimous written consent of the company's (JOBI Del.) shareholders, the company filed articles of conversion with the Secretary of State of Delaware to convert the Corporation (JOBI.Del) into Soleil Capital, L.P. a Delaware limited partnership to be managed by Soleil Capital Management LLC, a Delaware limited liability company.

Pursuant to Delaware law Title 8 Chapter IX sec. 6(f) said conversion shall not result in the dissolution of Jobsinsite and as such Jobsinsite has maintained its listing on the over the counter bulletin board and each share of Jobsinsite stock may at any time, subject to the Securities Act or an exemption thereform, be exchanged by the company for a common limited partner unit in Soleil Capital L.P.

Moreover, in accordance with Delaware Law Title 8, Chapter 1 Subchapter IX section 266(h) When a corporation has been converted to another entity or business form pursuant to this section, the other entity or business form shall, for all purposes of the laws of the State of Delaware, be deemed to be the same entity as the corporation. When any conversion shall have become effective under this section, for all purposes of the laws of the State of Delaware, all of the rights, privileges and powers of the corporation that has converted, and all property, real, personal and mixed, and all debts due to such corporation, as well as all other things and causes of action belonging to such corporation, shall remain vested in the other entity or business form to which such corporation has converted and shall be the property of such other entity or business form, and the title to any real property vested by deed or otherwise in such corporation shall not revert or be in any way impaired by reason of this chapter; but all rights of creditors and all liens upon any property of such corporation shall be preserved unimpaired, and all debts, liabilities and duties of the corporation that has converted shall remain attached to the other entity or business form to which such corporation has converted, and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as such other entity or business form. The rights, privileges, powers and interest in property of the corporation that has converted, as well as the debts, liabilities and duties of such corporation, shall not be deemed, as a consequence of the conversion, to have been transferred to the other entity or business form to which such corporation has converted for any purpose of the laws of the State of Delaware.

Business Description

Since our inception the company has generated nominal revenues through the sale of software items related to the job search industry.

Management believes that an opportunity exists in the market to acquire interests in secondary transactions of venture backed enterprises, distressed assets; including but not limited to real estate and other investment opportunities; and as a result and in an effort to establish operations in the venture capital and private equity industry, has reorganized the business as a public limited partnership.

As a public venture capital company, the Company is primarily engaged in the business of generating positive investment returns and capital appreciation through a strategic and opportunistic approach to investing and the subsequent allocation of capital and managerial assistance to emerging businesses with high growth potential.

To date we have not begun raising investment capital, all of our investments to date were made through the issuance of our common stock, the proceeds from our stock sales to date are expected to cover our organizational costs, the preparation of this registration statement and to provide us working capital to enable us to expand our search for investment opportunities and investment capital.

Our plan is to sponsor and manage a group of funds to invest seed, early and development stage venture capital opportunities and to acquire stakes in secondary transactions in top tier venture-backed businesses.

2. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses during each reporting period. Actual results could differ from those estimates.

Development Stage Activities

The Company has been in the development stage since its inception on July 19, 2004. All activity through December 31, 2010, including the conversion relates to the Company's formation and development. The Company has selected December 31st as its fiscal year-end.

Cash

The Company does not maintain any cash balances at any financial institutions.

Deferred income taxes The Company utilizes the liability method of accounting for income taxes. Under the liability method deferred tax assets and liabilities are determined based on the differences between financial reporting basis and the tax basis of the assets and liabilities and are measured using enacted tax rates and laws that will be ineffect, when the differences are expected to reverse. An allowance against deferred tax assets is recognized, when it is more likely than not, that such tax benefits will not be realized.

Loans Payable

The loan payable represents advances from a member to fund general and administrative expenses.  The loans are non-interest bearing and due on demand.

Revenue Recognition

The company has not generated any revenue in the past two years, and has ceased selling products. Any revenue derived in the future will consist of management and advisory fees, performance fees and allocations, investment income and interest and dividend revenue.

New Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board or other standard setting bodies that may have an impact on the Company's accounting and reporting.  The Company believes that such recently issued accounting pronouncements and other authoritative guidance for which the effective date is in the future either will not have an impact on its accounting or reporting or that such impact will not be material to its financial position, results of operations and cash flows when implemented.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

The section of the prospectus entitled "Material Provisions of The Soleil Capital L.P. Partnership Agreement - Indemnification" discloses that we will generally indemnify our general partner, officers, directors and affiliates of the general partner and certain other specified persons to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Number	Description
2.1*	State of Delaware Certificate of Conversion from a Corporation to a Limited Partnership (Incorporated by reference as previously filed as exhibit to the Company's 10-Q filed August 14, 2009.)
3.1*	State of Delaware Certificate of Limited Partnership of Soleil Capital L.P. (Incorporated by reference as previously filed as exhibit to the Company's 10Q filed August 14, 2009.)
3.2*	Agreement of Limited Partnership of Soleil Capital L.P., (dated June 19, 2009 and incorporated by reference hereto as previously filed as an exhibit to the Company's 10-K filed April 4, 2010).
5.1**	Opinion of Adam J Laufer Esq. regarding the legality of the shares to be issued (including consent).
13.1*	Annual report to security holders for the last fiscal year, 2010 on Form 10-K. (Incorporated by reference as previously filed March 30, 2011.)
13.2*	Quarterly report to security holders for the quarter ended March 31, 2009 as filed on Form 10-Q. (Incorporated by reference as previously filed May14, 2010.)
13.3*	Quarterly report to security holders for the quarter ended June 30, 2009 as filed on Form 10-Q. (Incorporated by reference as previously filed August 12, 2010.)
13.4*	Quarterly report to security holders for the quarter ended September 30, 2009 as filed on Form 10-Q. (Incorporated by reference as previously filed November 15, 2010.)
21**	Subsidiaries of Soleil Capital L.P.
23.1**	Consent of Paritz & Company, P.A. Independent Registered Public Accounting Firm.
24.1**	Power of Attorney. (Included on the Signature page of this Registration statement on Form S-4.)

* Previously filed
** Filed herewith

Item 22. Undertakings.

(A) The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or Securities Act,;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(E) To respond to requests for information that is incorporated by reference into this registration statement pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; this includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(F) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on May 9, 2011.

Soleil Capital L.P.		Date: May 9, 2011

By:	Soleil Capital Management LLC, its general partner

By:	/S/Adam J. Laufer
Name: Adam J.Laufer
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Soleil Capital L.P.		Date: May 9, 2011

By:	Soleil Capital Management LLC, its general partner

By:	/S/Adam J. Laufer
Name: Adam J.Laufer
Title: Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Adam Laufer attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration statement on Form S-4, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Name	Title	Date

/s/ Adam Laufer	Principal Executive Officer, Principal Financial Officer and Chairman of the Board of Directors	May 9, 2011

ADAM LAUFER